UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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QUANEX BUILDING PRODUCTS CORPORATION

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QUANEX BUILDING PRODUCTS CORPORATION	January [●], 2016

1800 West Loop South Suite 1500 Houston, Texas 77027 (713) 961-4600

Dear Fellow Stockholder:

You are cordially invited to attend the Company’s Annual Meeting of Stockholders to be held at 8:00 a.m., C.S.T., on Friday, March 4, 2016, at the Company’s principal executive offices at 1800 West Loop South, Suite 1500, Houston, Texas.

This year you will be asked to vote in favor of the election of two directors, in favor of an advisory vote approving the Company’s named executive officer compensation, in favor of certain proposed changes to the Company’s certificate of incorporation, and in favor of a resolution ratifying the Company’s appointment of its independent auditor for the 2016 fiscal year. These proposals are more fully explained in the attached proxy statement, which you are encouraged to read.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH PROPOSAL OUTLINED IN THE ATTACHED PROXY. THE BOARD FURTHER URGES YOU TO VOTE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Thank you for your continued support.

Sincerely,

William C. Griffiths

Chairman of the Board

YOUR VOTE IS IMPORTANT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 4, 2016

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Quanex Building Products Corporation, a Delaware corporation (the “Company” or “Quanex”), will be held at the principal executive offices of the Company, 1800 West Loop South, Suite 1500, Houston, Texas, 77027, on Friday, March 4, 2016, at 8:00 a.m., C.S.T., for the following purposes:

(1)	To elect two directors to serve until the Annual Meeting of Stockholders in 2019;

(2)	To approve an advisory resolution approving the compensation of the Company’s named executive officers;

(3)	To approve an amendment to the Company’s Certificate of Incorporation to declassify our Board of Directors;

(4)	To approve amendments to the Company’s Certificate of Incorporation to set supermajority voting provisions for certain amendments at 66 2/3rds% of our shares;

(5)	To approve a resolution ratifying the appointment of the Company’s independent auditor for fiscal 2016; and

(6)	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

The Board of Directors of the Company (the “Board of Directors” or “Board”) has fixed the close of business on January 14, 2016, as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company’s principal executive offices, will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting, and will be made available at the time and place of the meeting during the whole time thereof.

Please execute your vote promptly. Your designation of a proxy is revocable and will not affect your right to vote in person if you find it convenient to attend the meeting and wish to vote in person.

The Company’s Annual Report to Stockholders for the fiscal year ended October 31, 2015, accompanies this Notice.

By order of the Board of Directors,

Kevin P. Delaney

Senior Vice President – General Counsel

and Secretary

Houston, Texas

January [●], 2016

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held March 4, 2016

This Proxy Statement and the accompanying form of proxy are to be first mailed on or about January [●], 2016, to all holders of record on January 14, 2016 (the “Record Date”), of the common stock, $.01 par value (the “Common Stock”), of Quanex Building Products Corporation, a Delaware corporation (the “Company”). These materials are furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Stockholders to be held at the Company’s principal executive offices, 1800 West Loop South, Suite 1500, Houston, Texas, 77027, at 8:00 a.m., C.S.T., on Friday, March 4, 2016, and at any adjournment or adjournments thereof. Shares of Common Stock represented by any un-revoked proxy in the enclosed form, if such proxy is properly executed and is received prior to the meeting, will be voted in accordance with the specifications made on such proxy. Proxies on which no specifications have been made will be voted FOR the election as director of the nominees listed herein and FOR each other proposal included herein. Proxies are revocable by written notice to the Secretary of the Company at the address of the Company set forth below, or by delivery of a later dated proxy, at any time prior to their exercise. Proxies may also be revoked by a stockholder attending and voting in person at the meeting.

The Common Stock is the only class of securities of the Company that is entitled to vote at the meeting. As of the close of business on the Record Date, the date for determining stockholders who are entitled to receive notice of and to vote at the meeting, there were [●] shares of Common Stock outstanding. Each share is entitled to one vote. The presence at the meeting, in person or by proxy, of the holders of a majority of shares of Common Stock is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied.

The cost of soliciting proxies will be borne by the Company. Solicitation may be made personally or by mail, telephone or electronic data transfer by officers, directors and regular employees of the Company (who will not receive any additional compensation for any solicitation of proxies), or by the firm of Morrow & Co., LLC, which has been retained by the Company to assist in the solicitation for a fee of approximately $6,500 plus expenses. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxy materials to the beneficial owners of Common Stock. The mailing address of the Company’s principal executive office is 1800 West Loop South, Suite 1500, Houston, Texas, 77027.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON MARCH 4, 2016:

Our Proxy Statement and 2015 Annual Report are available online at the following web address:

http://www.quanex.com/2015AR

In accordance with Securities and Exchange Commission rules, this website provides complete anonymity with respect to any stockholder accessing it.

MATTERS TO COME BEFORE THE MEETING

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Two directors are to be elected at the meeting. The Company’s Certificate of Incorporation and Amended and Restated Bylaws both provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible, with the terms of office of the classes expiring at different times. Directors are divided into three classes. Class I and Class II directors will stand for election at the annual meetings of stockholders in 2017 and 2018, respectively. Class III directors are standing for election at the annual meeting to which this proxy relates. The terms of office of William C. Griffiths and LeRoy D. Nosbaum expire at the 2016 Annual Meeting. Messrs. Griffiths and Nosbaum were each elected by the stockholders in 2013 to a term ending in 2016, and they are each standing for re-election for a term expiring at the 2019 annual meeting. Ms. Davis and Mr. Stevens were elected to a term ending in 2017 at the 2014 Annual Meeting, while Messrs. Rupp and Buck were elected to a term ending in 2018 at the 2015 Annual Meeting.

In reviewing the information contained in this Proxy Statement that relates to our directors and officers, it is important to note that Quanex Building Products Corporation was initially created on December 12, 2007, in connection with the April 2008 spin-off of the building products business of Quanex Corporation, and the related merger of Quanex Corporation with Gerdau S.A. In connection with these transactions, the directors and officers of Quanex Corporation became the directors and officers of Quanex Building Products Corporation. As such, we have listed these “carryover” directors and officers as beginning with the Company in 2007 despite the fact that they may have served in similar positions with Quanex Corporation prior to that time. For information related to the transaction, the origins of Quanex Building Products Corporation, and any pre-transaction service as a director or officer of Quanex Corporation, please see (a) the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008, (b) the Information Statement attached as Exhibit 99.1 to the Company’s Registration Statement on Form 10, filed April 4, 2008 and effective April 9, 2008, and (c) Quanex Corporation’s Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended October 31, 2007.

Nominees for election to a term that will expire at the 2016 Annual Meeting (Class III Directors)	Principal Occupation	Age	Director Since
William C. Griffiths	Chairman, President and Chief Executive Officer, Quanex Building Products Corporation (Houston, Texas).	64	2009

LeRoy D. Nosbaum	Retired President and Chief Executive Officer of Itron, Inc., a leading technology provider to the global energy and water industries and a leading provider of intelligent metering, data collection and utility software solutions (Liberty Lake, Washington).	69	2010

Directors whose terms expire at the 2017 Annual Meeting (Class I Directors)	Principal Occupation	Age	Director Since
Susan F. Davis	Executive Vice President and Chief Human Resources Officer of Johnson Controls, Inc., a global leader in automotive systems, building efficiency and power solutions (Milwaukee, Wisconsin).	62	2007

Curtis M. Stevens	Chief Executive Officer and a director of Louisiana-Pacific Corporation, a leading building materials manufacturer (Nashville, Tennessee).	63	2010

Directors whose terms expire at the 2018 Annual Meeting (Class II Directors)	Principal Occupation	Age	Director Since
Joseph D. Rupp	Chairman, President and Chief Executive Officer of Olin Corporation, a basic materials company concentrated in chemicals and ammunition (Clayton, Missouri).	65	2007

Robert R. Buck	Chairman of the Board of Beacon Roofing Supply, Inc., a leading distributor of roofing materials (Herndon, Virginia).	68	2011

Director Biographies, Key Attributes, and Skills

ROBERT BUCK, age 68

Biography: Mr. Buck is the Chairman of the Board of Beacon Roofing Supply, Inc., a $2.3 billion NASDAQ traded roofing materials distributor. Prior to becoming Executive Chairman in early 2011, Mr. Buck served as Chairman and CEO of Beacon from 2007 to 2011; as Chairman, President, and CEO in 2007; and as President and CEO from 2003 to 2007. Prior to joining Beacon in 2003, Mr. Buck spent 21 years with Cintas Corporation in various executive positions. Mr. Buck holds a B.S. in Finance from the University of Cincinnati.

Key Attributes, Experience, and Skills: During his time at Beacon Roofing and Cintas Corporation, Mr. Buck developed extensive executive leadership, finance and accounting expertise. Mr. Buck also participated in numerous mergers and acquisitions and has strong corporate governance experience. In addition, Mr. Buck’s tenure at Beacon Roofing has provided him substantial experience in the building products industry. Mr. Buck has also amassed a good deal of public company board experience through his service on the boards of Beacon Roofing Supply, Multi-Color Corporation, and Kendle International.

Other Directorships Since 2010: Mr. Buck currently serves on the boards of Beacon Roofing Supply, Inc., and Multi-Color Corporation, and served on the board of Kendle International, Inc., a former Nasdaq-traded company, until 2011. Mr. Buck also serves on the board of privately held Elkay Manufacturing Co.

SUSAN DAVIS, age 62

Biography: Ms. Davis was appointed in 2014 as the Executive Vice President and Chief Human Resources Officer for Johnson Controls, Inc., a global leader in automotive systems, building efficiency and power solutions. Ms. Davis previously served as Executive Vice President of Human Resources for Johnson Controls from 2006 to 2014, and as Vice President of Human Resources from 1994 to 2006. Prior to that time, she served in various other positions with Johnson Controls, which she originally joined in 1983. Johnson Controls is a $37.2 billion NYSE-traded company. Ms. Davis received an MBA degree from the University of Michigan, and received both Master’s and Bachelor’s degrees from Beloit College.

Key Attributes, Experience, and Skills: As the executive leader of Human Resources for Johnson Controls since 1994, Ms. Davis has acquired extensive management, corporate governance, and public company, and international business expertise. She has also worked extensively with executive compensation and management development issues. Further, Ms. Davis’ time as a director for Butler Manufacturing and Johnson Controls’ status as a global leader in building efficiency products and controls has provided Ms. Davis with the opportunity to accumulate extensive experience in the building products industry and with manufacturing processes, both of which are very valuable in her service as a director of the Company. Ms. Davis also gained public company board experience as a result of her prior service as a director for Butler Manufacturing and Quanex Corporation.

WILLIAM GRIFFITHS, age 64

Biography: Mr. Griffiths was named Chairman, President, and Chief Executive Officer of the Company on July 9, 2013. Prior to joining the Company as President and CEO, Mr. Griffiths served as the Managing Director and a member of the board of directors of Sealine (International) Ltd., a privately held manufacturer of yachts and other marine vessels based in the United Kingdom. Prior to joining Sealine in January 2012, Mr. Griffiths served as Chairman of the Board, President and CEO of Champion Enterprises, Inc., a NYSE-traded producer of modular and manufactured housing until 2010. He joined Champion as a Director, and as President and Chief Executive Officer, in August 2004, and was named Chairman of the Board in 2006. Champion filed for Chapter 11 bankruptcy on November 15, 2009. From 2001 to 2004, Mr. Griffiths was President – Fluid Systems Division at SPX Corporation, a global multi-industry company located in Charlotte, North Carolina. Mr. Griffiths graduated from the University of London with a BS with Honors in Mining Engineering. In addition, Mr. Griffiths is a graduate of the Harvard Business School’s PMD executive education program.

Key Attributes, Experience, and Skills: During his tenure as CEO of Champion Enterprises, Mr. Griffiths gained extensive experience with manufacturing processes, corporate governance, and public company issues. Champion also provided Mr. Griffiths with valuable expertise and insight into the building products industry, which he has continued to build during his tenure at Quanex Building Products. In addition, Mr. Griffiths’ time as a senior leader at SPX Corporation provided him with extensive and wide-reaching expertise in international operations management and international business in general. It also allowed him to build a great deal of experience in mergers and acquisitions, both international and domestic.

Other Directorships Since 2010: Mr. Griffiths served as a member of the Champion board from 2004 to 2010, including a term as Chairman from 2006 to 2010.

LEROY NOSBAUM, age 69

Biography: Mr. Nosbaum is the retired Chairman, President and Chief Executive Officer of Itron, Inc., a NASDAQ-traded leading technology provider to the global energy and water industries and a leading provider of intelligent metering, data collection and utility software solutions. Mr. Nosbaum joined Itron in 1996, was promoted to the role of President and CEO in 2000, and was elected as Chairman in 2002. He retired from Itron in 2009, but returned as President and Chief Executive Officer in 2011, before retiring again in December 2012. Prior to his employment with Itron, Mr. Nosbaum served in various positions at Metricom, Inc. from 1989 to 1996, and at Schlumberger Limited from 1977 to 1989. Mr. Nosbaum holds a B.S. in Electrical Engineering from Valparaiso University.

Key Attributes, Experience, and Skills: Mr. Nosbaum brings to the board strong sales, marketing and technology expertise, which he gained during his service as the Executive VP of Marketing and Sales for Metricom, Inc. In his various roles at Itron, Mr. Nosbaum also built extensive public company, strategic development, technology and manufacturing process expertise. Mr. Nosbaum gained extensive finance and acquisition experience while serving as CEO of Itron. Mr. Nosbaum also gained international experience at Itron, which conducts operations throughout Europe, South America, and Asia. In addition, he has built corporate governance expertise both through his role as CEO of Itron, and through his service on the Nominating and Corporate Governance Committees of Esterline Technologies and Quanex Building Products.

Other Directorships Since 2010: Mr. Nosbaum served as director of Itron from 2000 to 2002 and as Chairman from 2002 to 2009. After a brief interval, Mr. Nosbaum again served as a director of Itron from 2011 until his retirement in December 2012. Mr. Nosbaum also served on the board of Esterline Technologies Corporation from 2009 to 2011.

JOSEPH RUPP, age 65

Biography: Mr. Rupp has been Chairman and Chief Executive Officer of Olin Corporation since 2014. Prior to this, Mr. Rupp was Chairman, President and Chief Executive Officer of Olin from 2005 to 2014, and President and Chief Executive Officer from 2002 to 2005. Prior to 2002, Mr. Rupp served in various positions with Olin, which he originally joined in 1972. Olin is a $7.0 billion NYSE-traded basic materials company concentrated in chemicals and ammunition. Mr. Rupp holds a bachelor’s degree in metallurgical engineering from the University of Missouri, Rolla.

Key Attributes, Experience, and Skills: As the CEO of Olin, Mr. Rupp has amassed strong corporate governance expertise, public company management experience, and solid financial acumen. He also brings a wealth of experience in operations management, lean manufacturing processes, and mergers and acquisitions. In addition, he has gained extensive public board experience as a director of Olin since 2002.

Other Directorships Since 2010: Mr. Rupp served as a director of Olin Corporation from 2002 to 2005, and has been Chairman of Olin’s board since 2005.

CURTIS STEVENS, age 63

Biography: Mr. Stevens is currently the Chief Executive Officer and a director of Louisiana-Pacific Corporation, a $1.9 billion NYSE traded building materials manufacturer. Prior to becoming CEO in May 2012, Mr. Stevens served as Louisiana-Pacific’s Chief Operating Officer and Executive Vice President beginning in December 2011. Prior to assuming the role of Chief Operating Officer, Mr. Stevens served as Chief Financial Officer of Louisiana-Pacific since 1997, and as Executive Vice President, Administration, since 2002. Prior to joining Louisiana-Pacific, Mr. Stevens served for 14 years in various financial and operational positions at Planar Systems, a flat-panel display products manufacturer. Mr. Stevens holds a B.A. in Economics and an M.B.A with a concentration in Finance from the University of California at Los Angeles.

Key Attributes, Experience, and Skills: Through his various roles at Louisiana Pacific, Mr. Stevens has acquired broad experience in the building products industry. He also possesses a strong background in accounting and finance, as well as extensive expertise in information technology and supply chain management, strategy development, and public company issues. Further, Louisiana Pacific’s international operations have provided Mr. Stevens with strong international business experience.

Other Directorships Since 2010: Mr. Stevens has served on the board of Louisiana-Pacific since 2012.

The Board of Directors has affirmatively determined that Ms. Davis and each of Messrs. Buck, Nosbaum, Rupp, and Stevens have no material relationship with the Company and have satisfied the independence requirements of the New York Stock Exchange. In assessing director independence, the Board of Directors considered the relationships (as a customer or supplier or otherwise) of the Company with various companies with which such directors may be affiliated and has determined that there are no such relationships that, in the opinion of the Board, might impact any director’s independence. In making this assessment, the Board took into account the level of transactions with such companies in relationship to the Company’s and the other parties’ aggregate sales, the level of director involvement in such transactions and the ability of such directors to influence such transactions. Based on its review, the Board determined that no transactions occurred during the year that might affect any non-employee director’s independence. During the fiscal year, the Nominating & Corporate Governance Committee determined that there were no “related party” transactions, as defined by the Securities and Exchange Commission. In addition, each of such directors has met the definitions of “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 and “outside director” under Section 162(m) of the Internal Revenue Code of 1986.

There are no arrangements or understandings between any person and any of the directors pursuant to which such director was selected as a nominee for election at the Meeting, and there are no family relationships among any of the directors or executive officers of the Company. Messrs. Griffiths and Nosbaum have each indicated a willingness to serve if elected. If a nominee should be unable to serve or will not serve for any reason, and if any other person is nominated, the persons designated on the accompanying form of proxy will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominee unless authority to vote on such matter is withheld.

To be elected as a director, a director nominee must receive a majority of votes cast at the meeting with respect to such nominee (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). Cumulative voting is not permitted in the election of directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director nominee and will not affect the outcome of the election of directors.

Pursuant to the Company’s Corporate Governance Guidelines, any current director that is nominated for election must tender his or her resignation as a director in the event that he or she receives more “AGAINST” votes than “FOR” votes. In such an event, the Governance Committee and subsequently the full Board would then review and determine whether to accept or reject the tendered resignation. The Board is required to publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

Recommendation

The Board of Directors recommends that you vote “FOR” the elections of Mr. Griffiths and Mr. Nosbaum. Unless you give contrary instructions in your proxy, your proxy will be voted “FOR” the elections of Mr. Griffiths and Mr. Nosbaum. If any nominee should become unable or unwilling to accept nomination or election, the person acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. The Board has no reason, however, to believe that any nominee will be unable or unwilling to serve if elected.

PROPOSAL NO. 2

ADVISORY VOTE APPROVING NAMED EXECUTIVE OFFICER COMPENSATION

At the meeting, the stockholders will vote on an advisory resolution approving the compensation of the Company’s named executive officers.

We believe that our compensation practices and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of our stockholders. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder the opportunity to express approval or withhold approval of the compensation we pay our named executive officers through voting for or against the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s 2016 proxy statement, which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion.”

The Company and the Compensation & Management Development Committee (the “Compensation Committee”) remain committed to the compensation philosophy, practices, and objectives outlined under the heading “Compensation Discussion and Analysis” located on page 19 of this Proxy Statement. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Unless the Board modifies its policy on the frequency on holding “Say-on-Pay” advisory votes, Say-on-Pay votes by our stockholders take place at each Annual Meeting, and the next such vote will occur in 2017.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is necessary to approve the “Say-on-Pay” proposal. Abstentions will have the same effect as a vote “AGAINST” the Say-on-Pay proposal. Broker non-votes will have no effect on the Say-on-Pay proposal.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of the advisory resolution approving the compensation of the Company’s named executive officers.

PROPOSAL NO. 3

PROPOSED AMENDMENT TO CERTIFICATE OF

INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS

Our Board of Directors unanimously adopted resolutions proposing to amend Article Twelfth of the Company’s Certificate of Incorporation (the “certificate of incorporation”) to declassify the Board of Directors over a three-year period commencing at the 2017 Annual Meeting of stockholders.

General Information on the Proposed Amendment

Pursuant to Article Twelfth of our certificate of incorporation, the Board is divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors, with each class of directors elected to serve three-year staggered terms of office. If the proposed amendment is adopted at the Annual Meeting, the classified (three-year, staggered term) board structure would be phased out, and the annual election of the entire Board of Directors for a one-year term would be phased in over a three-year period commencing at the 2017 Annual Meeting of stockholders and concluding at the 2019 Annual Meeting of stockholders. If the proposed amendment is adopted, from and after the 2017 Annual Meeting of stockholders, each member of the Board of Directors whose term expires would be elected to serve an annual (one-year) term.

If adopted, the proposed amendment would not affect the nominees for director who are elected at this Annual Meeting, and the term of office of such directors would expire at the 2019 Annual Meeting of stockholders (see “Proposal No. 1 – Election of Directors”). Therefore, directors who are elected at this Annual Meeting would be the final class of directors elected to serve for a three-year term. If adopted, the proposed amendment would not affect the term of any director currently serving in a class who was elected prior to this meeting, each of whom will complete his or her three-year term expiring at the 2017 Annual Meeting of stockholders or the 2018 Annual Meeting of stockholders, as applicable. If the proposed amendment is adopted, nominees elected at the 2017 Annual Meeting of stockholders would become the first group of directors elected to serve for an annual (one-year) term, and nominees elected at all Annual Meetings subsequent to the 2017 Annual Meeting of stockholders also would be elected to serve for an annual (one-year) term expiring at the immediately following Annual Meeting. The proposed amendment provides, consistent with the Company’s current certificate of incorporation, that any director chosen by the Board to fill a vacancy on our Board will hold office for the unexpired term in respect of which such vacancy occurred (as determined consistent with the foregoing), except that directors filling newly created directorships will hold office for a term expiring at the immediately following Annual Meeting.

Considerations and Reasons for the Proposed Amendment

Our Board of Directors resolved to adopt and recommend the proposed amendment following a careful review of the Company’s corporate governance practices. Our Board also conducted a careful assessment of the risks and benefits of board declassification, which are described below, and reviewed the classified board structure in relation to the corporate governance policies and practices that continue to evolve at both companies generally comparable to Quanex in size and S&P 500 companies.

In determining to recommend declassification, our Board of Directors considered the growing sentiment, particularly in the institutional investor community, favoring the annual election of directors. An increasing number of large companies provide for the annual election of directors, and many stockholders perceive that annual elections improve director accountability. In addition, proxy advisory firms generally view declassification as a good corporate governance practice. Our Board of Directors concluded that it can continue to effectively oversee the management and protect the best interests of the Company and its stockholders under an annual-term election system.

Our Board of Directors also considered the benefits of maintaining a classified board structure, which enhances stability and continuity with respect to the development and implementation of our Company’s long-term operating strategy, and also helps to ensure that a majority of incumbent directors always have institutional knowledge and experience as directors of our Company. Our Board of Directors believes that a classified board structure provides an important measure of protection against unsolicited (or hostile) takeover attempts and tactics focusing on short-term financial gains, which may not be in the best long-term interests of all of the Company’s stockholders. Our Board further believes that a classified board structure provides directors with the time necessary to fully evaluate the adequacy and fairness of any unsolicited takeover proposal; communicate with stockholders in a thoughtful, deliberate and fully informed manner regarding the merits and risks of an unsolicited takeover or change-in-control transaction and any strategic or financial alternatives that the Board of Directors believes are in the best interests of our Company and stockholders; deter certain manipulative and coercive takeover and change-in-control tactics; negotiate with enhanced bargaining power on behalf of all stockholders; and carefully weigh all strategic and financial alternatives to create value for all stockholders without the threat of the imminent removal of a majority or all of our Company’s directors by a single large stockholder or group of stockholders. When a board is not classified, the entire board can be replaced at a single Annual Meeting without cause. Accordingly, if the proposed amendment is adopted, it would be easier for one or more stockholders holding a significant number of outstanding shares to seek to replace a majority of our Company’s directors, or the entire Board of Directors at once, whether or not in connection with an acquisition proposal and irrespective of the long- or short-term interests and objectives of such stockholder or stockholders.

Although our Board of Directors believes it is important to maintain appropriate takeover defenses, it also believes it is vitally important to maintain stockholder confidence in the actions, decisions, policies and priorities of our Board of Directors by demonstrating that our Company’s directors listen carefully to the views, concerns and recommendations expressed by, and understand that they are accountable to, our stockholders. Accordingly, our Board of Directors has carefully considered the relative benefits and detriments of declassifying the Board of Directors and, for the reasons described above, our Board of Directors has determined it is in the best interests of our stockholders to declassify the Board; has approved resolutions setting forth the proposed amendment to Articles Twelfth of the certificate of incorporation; has resolved to submit the proposed amendment to stockholders for their consideration and adoption at this meeting; and has recommended that stockholders vote to adopt the proposed amendment.

Text of the Proposed Amendment to the Certificate of Incorporation

The general description of the proposed amendment to the certificate of incorporation set forth above is qualified in its entirety by reference to the complete text of the amendment, which is attached as Annex A to this proxy statement. If the proposed amendment is adopted at the 2016 Annual Meeting, it will become effective upon the filing by the Company with the Secretary of State of the State of Delaware of a certificate of amendment to the certificate of incorporation currently in effect.

Conditional Bylaw Amendments

In connection with its approval in October 2015 of resolutions to amend Article Twelfth of the certificate of incorporation to declassify the Board of Directors, the Board of Directors also approved an amendment to Section 4.4 of the Company’s Amended and Restated Bylaws (the “bylaws”) which would provide that (i) until the Board is fully declassified, directors shall be subject to removal for cause only by majority vote of stockholders entitled to vote in the election of directors and (ii) following the time the Board is fully declassified, annually elected directors shall be removable with or without cause by 66 2/3rds% of the outstanding shares of capital stock entitled to vote in the election of directors. Since the bylaw amendment addresses removal following declassification, its effectiveness was made conditional on adoption by our stockholders of the amendment to Article Twelfth of the certificate of incorporation to declassify the Board of Directors. Accordingly, if stockholders adopt the proposed amendment to declassify the Board of Directors, the applicable bylaw change will go into effect. If stockholders do not adopt the proposed amendment to declassify the Board of Directors, the applicable bylaw change will not go into effect. Although stockholders are not voting on the amendment to Section 4.4 of the bylaws, they should be cognizant that a vote “FOR” the amendment to Article Twelfth of the certificate of incorporation would result in adoption of the foregoing bylaw change.

Under a classified structure, members of the Board of Directors are removable only for cause under Delaware law. The conditional bylaw amendment makes clear that the “for cause” removal standard is maintained until such time as the Board of Directors has fully transitioned to annual elections (i.e., as of the 2019 Annual Meeting). After such time, the members of the Board would be removable without cause by a 2/3rds vote of our shares. In the context of an annually elected or nonclassified Board of Directors in which a majority or all of our board may be removed at one time without cause and also considering the Company recently granted large stockholders the right to call special meetings and seek changes (including director removal) on an interim basis, such an approach is intended to require that any single large stockholder or group of stockholders that may seek such removal represent a large portion of our stockholder base. The amendment to Section 4.4 of the bylaws will not affect certain key benefits to stockholders of declassification, including having directors stand for annual elections and being removable without cause as of the time the Board is fully declassified, and the amendment was approved only in such context. Nevertheless the amendment to Section 4.4 in isolation may have anti-takeover effects, since a 2/3rds threshold to remove directors could have the effect of making it more difficult for directors to be removed—and accordingly for our Board to be replaced on an interim basis – than a simple majority of our shares, and thereby delay, defer or prevent a change of control of the Company. The Board believes the combination of the amendments to Article Twelfth and Section 4.4 of the bylaws provides the optimal balance for our stockholders from the standpoint of strong governance and stability. A 2/3rds vote was also approved because it is a supermajority standard that aligns with the voting standard to be adopted for certain other actions (see “Proposal No. 4 – Proposed Amendments to Our Certificate of Incorporation to Set Supermajority Voting Provisions for Amendments at 66 2/3rds% of Our Shares”).

The Board also approved a conforming amendment to Section 4.2 of the bylaws to reflect the same changes in Section 4.2 as would be reflected in Article Twelfth of the certificate of incorporation if such amendment to Article Twelfth is adopted by stockholders.

Vote Required

The affirmative vote of a majority of the outstanding shares of stock of the Company entitled to vote in elections of directors is necessary to adopt the proposed amendment to our certificate of incorporation. Unless otherwise instructed, proxy holders will vote the proxies received by them “FOR” this proposal. If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote on this proposal and will have the effect of a vote “AGAINST” this proposal. Accordingly, we encourage you to vote promptly, even if you plan to attend the meeting. Like broker non-votes, abstentions will also count as a vote “AGAINST” this proposal.

PROPOSAL NO. 4

PROPOSED AMENDMENTS TO CERTIFICATE OF INCORPORATION TO SET

SUPERMAJORITY VOTING PROVISIONS FOR CERTAIN AMENDMENTS AT 66 2/3rds%

OF OUR SHARES

Our Board of Directors unanimously adopted resolutions proposing to amend Articles Fourteenth, Fifteenth and Sixteenth of the certificate of incorporation to set certain “supermajority voting provisions” with respect to amendments to our certificate of incorporation and bylaws at 66 2/3rds% of the voting power of our shares. This Proposal No. 4 is conditioned upon approval of “Proposal No. 3 – Proposed Amendment to Our Certificate of Incorporation to Declassify Our Board of Directors,” as described on page 8 of this Proxy Statement. Accordingly, if Proposal No. 3 is not adopted by stockholders, this Proposal No. 4 will not be adopted irrespective of the outcome of the vote on this Proposal No. 4.

General Information on the Proposed Amendments

Article Fourteenth of the certificate of incorporation currently requires the affirmative vote of the holders of eighty percent (80%) or more of all outstanding shares of capital stock entitled to vote in election of directors, considered as a single class, for stockholders to amend, modify or repeal any provision of Article Twelfth, Article Thirteenth or Article Fourteenth of the certificate of incorporation or any provision of the bylaws relating to the number or term of office of directors. Article Fourteenth also states that the foregoing 80% threshold is reduced to a majority of the outstanding shares if the Board of Directors, by resolution adopted by a majority of directors then in office, recommends to the stockholders the adoption of any amendment to such provisions. Article Twelfth of the certificate of incorporation addresses provisions relating to the Company Board of Directors (including, if approved by stockholders pursuant to Proposal No. 3, the provisions of the certificate of incorporation relating to the phased declassification and annual election of the Board of Directors), and Article Thirteenth addresses approval provisions relating to transactions with “interested stockholders”. The proposed amendment to Article Fourteenth, if adopted, would replace the eighty percent (80%) supermajority vote requirement to approve amendments to the specified provisions of the certificate of incorporation (i.e., Articles Twelfth, Thirteenth and Fourteenth) with a requirement that sixty-six and two thirds percent (66 2/3rds%) or more of our shares would be able to amend, modify or repeal any such provision. The proposed amendment would also eliminate the majority-then-in-office voting exception contained in Article Fourteenth. In effect, if the proposed amendment is adopted, assuming the Board of Directors were to recommend such future changes to the certificate of incorporation, stockholders will be able to approve future changes to Articles Twelfth or Thirteenth of the certificate of incorporation by a vote of sixty-six and two thirds percent (66 2/3rds%) of our shares.

Article Fifteenth of the certificate of incorporation currently requires the affirmative vote of the holders of eighty percent (80%) or more of the voting power of our capital stock entitled to vote in the election of directors for stockholders to amend, modify or repeal any provision of Article Fifteenth of the certificate of incorporation. Article Fifteenth contains a prohibition on stockholders acting by written consent (unless the consent is executed by all of our stockholders). The proposed amendment to Article Fifteenth, if adopted, would replace the eighty percent (80%) supermajority vote requirement to approve amendments to Article Fifteenth with a requirement that sixty-six and two thirds percent (66 2/3rds%) of our shares would be able to amend, modify or repeal any such provision. In effect, if the proposed amendment is adopted, assuming the Board of Directors were to recommend such future amendment to the certificate, stockholders can repeal the prohibition on action by written consent by a vote of sixty-six and two thirds percent (66 2/3rds%) of our shares.

Article Sixteenth of the certificate of incorporation currently requires the affirmative vote of the holders of eighty percent (80%) or more of the voting power of our capital stock entitled to vote in the election of directors for stockholders to adopt any new bylaws or amend, modify or repeal any provision of our bylaws. Article Sixteenth also requires the same vote to amend Article Sixteenth itself. The proposed amendment to Article Sixteenth, if adopted, would replace the eighty percent (80%) supermajority vote requirements for stockholders to approve amendments to our bylaws or the adoption of new bylaws (or amendments to Article Sixteenth) with a requirement that sixty-six and two thirds percent (66 2/3rds%) or more of our shares would be able to adopt any new bylaws or amend, modify or repeal any provision of our bylaws or amend Article Sixteenth of the certificate of incorporation. In effect, if the proposed amendment is adopted, stockholders can amend the bylaws or adopt new bylaws by a vote of sixty-six and two thirds percent (66 2/3rds%) of our shares. If the amendments are adopted, the bylaws would continue to permit bylaw amendments adopted by a majority of the Board.

Considerations and Reasons for the Proposed Amendments

As with many public companies, the current supermajority voting requirements for amendments to our certificate of incorporation (which stand at 4/5ths, or eighty percent (80%) of the voting power of our capital stock) were originally implemented when we became a public company in 2007 to broadly protect the interests of our stockholders.

Together with the proposed amendment to effect declassification (see “Proposal No. 3 – Proposed Amendment to Our Certificate of Incorporation to Declassify Our Board of Directors”), our Board of Directors resolved to adopt and recommend the proposed amendments to our supermajority voting provisions following a careful review of the Company’s corporate governance practices and based on its desire to be responsive to evolving standards of corporate governance and to the concerns of our stockholders. In particular our Board broadly reviewed the amendment practices, including the quantitative voting thresholds, existing both at companies generally comparable to Quanex in size and at companies in the S&P 500.

In recent years, stockholders of many public companies have requested the complete elimination of the supermajority voting standard for stockholder actions, and a number of companies have effected such changes. Our Board continues to believe that supermajority voting provisions remain in the best interest of the Company and its stockholders because they facilitate corporate governance stability by requiring broad stockholder consensus to effect changes, and in the process help protect minority stockholder interests. In addition, Quanex’s supermajority thresholds for amendments to our certificate of incorporation in particular address limited circumstances, and the Board does not believe that the elimination of the supermajority votes for such circumstances is appropriate. With that said, our Board of Directors recognized that the Company’s existing eighty percent (80%) voting thresholds for certain amendments to our certificate of incorporation, or for changes to bylaws initiated by stockholders, are high and increasingly disfavored and pose a challenging threshold for stockholders to reach to effect certain changes and participate in important company decisions that are properly within the realm of stockholders under state corporate law. For this reason, the Board determined that an evaluation of a reduction in – as opposed to an elimination of – the supermajority thresholds for amendments was warranted and would be consistent with the Board’s commitment to strong governance practices.

In making its recommendation, the Board carefully considered the advantages and disadvantages of reducing the thresholds set forth in our supermajority voting provisions for amendments to our certificate of incorporation and bylaws. The Board also considered whether complete elimination of supermajority voting standards for amendments would be advisable or prudent. As noted, while supermajority voting thresholds can facilitate stability and protect minority rights, supermajority vote requirements (and particularly high thresholds such as 80%) can limit the ability of a large group of stockholders at any particular time to effect change by essentially providing a veto to a minority stockholder or group of stockholders. In addition, a lower threshold for stockholder votes can increase stockholders’ ability to participate effectively in corporate governance. Finally, the Board is aware that many investors and others have come to perceive supermajority voting provisions as conflicting with principles of good corporate governance and accordingly believe that lower thresholds are responsive to this growing sentiment and an effective step in enhancing our corporate governance. As noted above, the Board did not believe that eliminating the Company’s supermajority voting requirements in their entirety was in the best interests of stockholders.

After weighing all of these considerations, the Board determined it is in the best interests of our stockholders to set the supermajority vote requirements for amendments at sixty-six and two thirds percent (66 2/3rds%) of the voting power of our shares; has approved resolutions setting forth the proposed amendments to Articles Fourteenth, Fifteenth and Sixteenth of the certificate of incorporation; has resolved to submit the proposed amendments to stockholders for their consideration and adoption at this meeting; and has recommended that stockholders vote to adopt the proposed amendments.

As previously discussed, while the amendments to Article Fifteenth and Sixteenth simply lower the supermajority voting thresholds contained in those provisions to at sixty-six and two thirds percent (66 2/3rds%) of the voting power from an eighty percent (80%) threshold and would affirmatively make changes to such provisions or the bylaws easier to effect by stockholders, the amendment to Article Fourteenth also eliminates an exception that would permit a majority vote of our outstanding stock to approve changes to Articles Twelfth and Thirteenth (and Article Fourteenth itself) if a majority of the directors then-in-office recommends the change to the stockholders. The Board believes that this exception existed in part to facilitate the dismantling of a classified board structure (as set forth in our existing Article Twelfth) should this change be recommended by our Board. The dismantling of our classified Board structure is now being recommended (see “Proposal No. 3 – Proposed Amendment to Our Certificate of Incorporation to Declassify Our Board of Directors”), which – if approved – arguably obviates the need for the majority exception going forward. The Board also believes that the elimination of the majority exception in Article Fourteenth is prudent (a) to better protect for the benefit of our stockholders the specific provisions and policies set forth in our certificate of incorporation and bylaws that are covered by the relevant sections (e.g., other Board related protections, such as the Board’s right to fill vacancies, set forth in Article Twelfth; or approvals in connection with interested stockholder transactions set forth in Article Thirteenth) in a regime of annually elected directors (i.e., where a majority of the board can be changed at one election, or be removed without cause), (b) to provide better consistency with the other amendment related approval thresholds of our certificate of incorporation set forth in Articles Fifteenth and Sixteenth, (c) to make it harder for the Board to reverse declassification and later re-institute a classified board and (d) for reasons of overall simplicity in the mechanics of our constituent documents. While such change is being effected in the context of lowering the eighty percent (80%) threshold and other changes which enhance stockholder rights, the elimination of the majority vote exception may nevertheless have an antitakeover effect. For example, if stockholders were successful in replacing a majority or all of our Board, any further effort to amend or eliminate certain provisions of our Certificate of Incorporation which themselves have the effect of delaying, deferring or preventing a change of control (e.g., Article Thirteenth), may be impacted.

Because Article Sixteenth is being amended to reduce the voting threshold for stockholders to amend the bylaws to sixty-six and two thirds percent (66 2/3rds%) of our shares and the majority exception is being eliminated, there became no reason to include a reference to bylaw changes in Article Fourteenth (Article Fourteenth previously subjected changes to any provision of the bylaws relating to the number or term of office of directors to a vote of eighty percent (80%) of the voting power of the capital stock, subject to the majority exception referenced herein).

Text of the Proposed Amendments to the Certificate of Incorporation

The general description of the proposed amendments to the certificate of incorporation set forth above is qualified in its entirety by reference to the complete text of the amendments, which is attached as Annex B to this proxy statement. If the proposed amendments are adopted at the 2016 Annual Meeting, they will become effective upon the filing by the Company with the Secretary of State of the State of Delaware of a certificate of amendment to the certificate of incorporation currently in effect.

Conditional Bylaw Amendments

In connection with its approval of resolutions to amend Articles Fourteenth, Fifteenth and Sixteenth of the certificate of incorporation, the Board of Directors also approved a conforming amendment to Article XIII of the bylaws to reflect the same change in Article XIII as would be reflected in Article Sixteenth of the certificate of incorporation if the proposed amendments to our certificate of incorporation regarding our supermajority thresholds for amendments is adopted by stockholders.

Vote Required

The affirmative vote of four-fifths or eighty percent (80%) of the outstanding shares of stock of the Company entitled to vote in elections of directors is necessary to adopt the proposed amendments to our certificate of incorporation with respect to setting the supermajority thresholds for amendments at sixty-six and two thirds percent (66 2/3rds%) of the voting power of our stock. Unless otherwise instructed, proxy holders will vote the proxies received by them “FOR” this proposal. If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote on this proposal and will have the effect of a vote “AGAINST” this proposal. Accordingly, we encourage you to vote promptly, even if you plan to attend the meeting. Like broker non-votes, abstentions will also count as a vote “AGAINST” this proposal.

PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDIT FIRM

The Audit Committee has selected Grant Thornton LLP, an independent registered public accounting firm, to audit our consolidated financial statements for fiscal year 2016. Grant Thornton LLP has been the Company’s independent registered public accounting firm since April 2014, when it was retained by the Audit Committee after the completion of a competitive process to select an auditor for the Company’s fiscal 2014 financial statements. We are asking the stockholders to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2016. Grant Thornton LLP was appointed by the Audit Committee in accordance with its charter.

In the event stockholders fail to ratify the appointment of Grant Thornton LLP, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

The Audit Committee has approved all services provided by Grant Thornton LLP. A representative of Grant Thornton LLP will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.

Vote Required

This vote requires approval by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions with respect to the approval of this proposal will have the effect of a vote “AGAINST” this proposal. Broker non-votes will not be counted for the purpose of determining the number of votes necessary for approval of this proposal.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2016.

EXECUTIVE OFFICERS

Set forth below is certain information concerning the executive officers of the Company, each of whom serves at the pleasure of the Board of Directors. There is no family relationship between any of these individuals or between these individuals and any of the Company’s directors. There are no arrangements or understandings between any person and any of the executive officers pursuant to which such executive officer was selected as an executive officer, except for arrangements or understandings with such executive officer acting solely in such executive officer’s capacity as such.

Name and Age	Office and Length of Service
Current Executive Officers:
William C. Griffiths, 64	Chairman of the Board, President and Chief Executive Officer since 2013
Brent L. Korb, 43	Senior Vice President – Finance and Chief Financial Officer since 2008
Kevin P. Delaney, 54	Senior Vice President – General Counsel and Secretary since 2007
M. Dewayne Williams, 45	Vice President – Controller since 2013

Former Executive Officer:
Martin P. Ketelaar, 50	Former Vice President – Treasurer and Investor Relations

Mr. Griffiths was elected Chairman, President and Chief Executive Officer of the Company effective July 9, 2013. Prior to joining the Company, Mr. Griffiths served as the Managing Director and a member of the board of directors of Sealine (International) Ltd., a privately held manufacturer of yachts and other marine vessels based in the United Kingdom, from 2012 until it was sold in June 2013. Prior to joining Sealine in 2012, Mr. Griffiths served as Chairman of the Board, President and CEO of Champion Enterprises, Inc., a NYSE-traded producer of modular and manufactured housing until 2010. He joined Champion as a Director, and as President and Chief Executive Officer, in August 2004, and was named Chairman of the Board in 2006. Champion filed for Chapter 11 bankruptcy on November 15, 2009. From 2001 to 2004, Mr. Griffiths was President – Fluid Systems Division at SPX Corporation, a global multi-industry company located in Charlotte, North Carolina. Mr. Griffiths graduated from the University of London with a B.S. with Honors in Mining Engineering. In addition, Mr. Griffiths is a graduate of the Harvard Business School’s PMD executive education program.

Mr. Korb was named Senior Vice President – Finance and Chief Financial Officer of the Company on August 1, 2008. Mr. Korb was named Vice President – Controller of Quanex Corporation in 2005, and was elected to the same position with the Company upon its creation on December 12, 2007. Prior to his election as Vice President – Controller of Quanex Corporation, Mr. Korb served as Assistant Controller of Quanex Corporation from 2003 to 2005. Prior to that time, Mr. Korb was Controller & Director of Business Analysis since 2003, and Manager of Business Analysis since 2001, of Resolution Performance Products, a manufacturer of specialty chemicals. From 1996 to 2001, Mr. Korb held various positions at Service Corporation International, a provider of funeral, cremation and cemetery services, including Director International Finance & Accounting, Manager International Finance & Accounting, Manager Corporate Development, Manager Strategic Planning, and Financial Analyst.

Mr. Delaney was named Senior Vice President – General Counsel and Secretary of Quanex Corporation on February 24, 2005, and was elected to the same position with the Company upon its creation on December 12, 2007. Prior to that, he was Vice President – General Counsel of Quanex Corporation since 2003, and Secretary since 2004. Prior to that he was Chief Counsel for Trane Residential Systems, a business of American Standard Companies, a global manufacturer with market leading positions in automotive, bath and kitchen, and air conditioning systems, since 2002; Assistant General Counsel for American Standard Companies since 2001; and Group Counsel for The Trane Company’s North American Unitary Products Group since 1997. Prior to that time, Mr. Delaney was Vice President – General Counsel with GS Roofing Products Company, Inc. from 1995 to 1997 and Senior Attorney with GTE Directories Corporation from 1991 to 1995.

Mr. Williams was named Vice President – Controller of the Company effective July 1, 2013. Prior to joining the Company, Mr. Williams served as the Vice President – Accounting, Corporate Controller, Chief Accounting Officer and Assistant Treasurer of Complete Production Services, Inc., a publicly held oilfield service provider, from 2009 until it was acquired by Superior Energy Services in 2012. In this role, Mr. Williams served as principal accounting officer and also provided cash management services, various treasury functions, and purchase accounting/transaction support. Prior to that, he served as Assistant Controller for Complete Production Services from 2005 to 2009. During the time from his 2012 departure from Complete Production Services until he joined the Company in 2013, Mr. Williams engaged in consulting work primarily related to purchase transaction accounting for several oil field service companies.

Mr. Ketelaar was named Vice President Investor Relations of the Company on September 12, 2012, and was promoted to Vice President – Treasurer and Investor Relations on June 14, 2013. Mr. Ketelaar’s employment with the Company ended on November 3, 2015. Prior to joining the Company in 2012, Mr. Ketelaar served from 2007 to 2012 as Vice President – Investor Relations and Assistant Treasurer at The ServiceMaster Company, a global company providing residential and commercial customers with multiple services, including termite and pest control, lawn care, home warranties and preventive maintenance contracts, cleaning and disaster restoration, house cleaning, wood furniture repair, and home inspection. Mr. Ketelaar also served from 1995 to 2007 as an Investor Relations Vice President at AmerUs Group/Aviva USA.

DIRECTOR AND OFFICER COMPENSATION

Director Compensation

Directors who are also employees of the Company do not receive any additional compensation for serving on the Board. In fiscal 2015, Mr. Griffiths was the only director who also served as an employee of the Company. As such, he did not receive any additional compensation for Board service, and has not since the date on which he became an employee.

For the fiscal year ended October 31, 2015, the Company’s non-employee directors received the following compensation (effective May 1, 2015):

•	Annual Cash Retainer(1) – $55,000/year paid quarterly

•	Committee Member Retainer(1) –

•	Member of Audit Committee: $7,500/year paid quarterly

•	Member of Compensation & Management Development Committee: $5,000/year paid quarterly

•	Member of Nominating & Corporate Governance Committee: $5,000/year paid quarterly

•	Committee Chairman Fees (paid in lieu of Committee Member Retainer listed above) (1) –

•	Chairman of Audit Committee: $15,000/year paid quarterly

•	Chairman of Compensation & Management Development Committee: $10,000/year paid quarterly

•	Chairman of Nominating & Corporate Governance Committee: $10,000/year paid quarterly(2)

•	Lead Director Fee(1) – $20,000/year paid quarterly

Annual Stock Retainer(3) – Beginning November 1, 2015, on the first business day of each fiscal year, non-employee directors shall receive an annual restricted stock unit award of $80,000 in equivalent value. The restricted stock unit award vests immediately upon issuance. If the non-employee director meets the Company’s director stock ownership guidelines (in shares and share equivalents), payment of the award will be deferred automatically to the director’s separation from service (or, if earlier, a change in control of the Company), unless an election is made by the director to settle and pay the award on an earlier permitted specified date, and such election is made prior to the last day of the deferral election period applicable to the award under Section 409A of the Internal Revenue Code. If the non-employee director has not met the Company’s applicable stock ownership guidelines, then payment of the award will automatically be deferred until the director’s separation from service, and no election for an earlier payment date will be allowed. For purposes of this paragraph, the determination of whether a director meets the stock ownership guidelines will be made as of December 31st of the calendar year immediately preceding the calendar year in which the applicable restricted stock unit award is granted. The restricted stock unit awards that were granted on November 2, 2015, immediately vested, and will be paid upon the earlier of the director’s separation from service or a change in control of the Company, and no election for an earlier payment date was allowed for any director, regardless of stock ownership. For restricted stock units awarded in calendar 2016 and thereafter, directors will have an election for a deferred compensation arrangement under which directors may elect the timing of the payment in compliance with applicable regulations and the Quanex policy noted above. No stock retainer grants were made in the fiscal year that ended on October 31, 2015.

•	Initial Restricted Stock Grant – On the date on which a non-employee director is first elected or appointed as a director, such director will be granted an annual restricted stock unit award that is pro-rated for the time served during the current fiscal year, from the director’s date of election or appointment. These grants will immediately vest and will be settled and paid upon the earlier of the director’s separation from service or a change in control of the Company. The pro-rated restricted stock unit award, as well as the first full restricted stock unit award granted to a newly appointed or elected director, will not be eligible for any form of deferral or other payment timing election.

•	Expense Reimbursement – Directors are reimbursed for their expenses relating to attendance at meetings.

(1)	Non-employee directors are permitted to defer all or any part of their cash retainers and fees under the Quanex Building Products Corporation Deferred Compensation Plan (the “DC Plan”). These deferrals are placed into notional accounts maintained under the DC Plan and are deemed invested in cash, units denominated in Common Stock, or any of the accounts available under the Company’s qualified 401(k) plan, as the director elects. The number of units that are deemed invested in Company common stock units and credited to a director’s notional account is equal to the number of shares of Common Stock that could have been purchased with the dollar amount deferred based on the closing price of the Common Stock on the New York Stock Exchange on the date the amount would have been paid had it not been deferred. If a dividend or other distribution is declared and paid on Common Stock, for each notional common stock unit credited to a director’s account a corresponding credit will be accrued in the director’s notional matching account. All director deferrals are 100% vested. No payments may be made under the DC Plan until a distribution is permitted in accordance with the terms of the DC Plan. In the event of a “change in control” of the Company, any amount credited to a director’s account is fully vested and is payable in cash within five days after the change in control occurs. A “change in control” is defined generally as (i) an acquisition of securities resulting in an individual or entity or group thereof becoming, directly or indirectly, the beneficial owner of 20% or more of either (a) the Company’s then-outstanding Common Stock or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in a majority of the persons who were members of the Board of Directors as of December 12, 2007 (the “Incumbent Board”), (iii) generally, a reorganization, merger or consolidation or sale of the Company or disposition of all or substantially all of the assets of the Company, or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. For this purpose, an individual will be treated as a member of the Incumbent Board if he becomes a director subsequent to December 12, 2007, and his election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board; unless his initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board. All distributions under the DC Plan will be made in cash. Any deferral or payment permitted under the DC Plan is administered in a manner that is intended to comply with Section 409A of the Internal Revenue Code of 1986.
(2)	Mr. Rupp serves as Chairman of the Nominating & Corporate Governance Committee, but has chosen to decline the Committee Chairman Fee related to that position.
(3)	Restricted stock unit grants are issued from the Quanex Building Products Corporation 2008 Omnibus Incentive Plan, as amended.

The table below shows the total compensation of our non-employee directors for the fiscal year ended October 31, 2015.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Unit Awards(2) ($)	Option Awards(2) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Robert R. Buck	65,000	—	—	—	2,407	67,407
Susan F. Davis	67,500	—	—	—	4,849	72,349
LeRoy D. Nosbaum	70,000	—	—	—	1,127	71,127
Joseph D. Rupp	82,500	—	—	—	1,815	84,315
Curtis M. Stevens	72,500	—	—	—	2,568	75,068

(1)	Amounts shown reflect fees earned by the directors from Quanex Building Products Corporation during fiscal year 2015. During fiscal 2015, Messrs. Buck and Stevens and Ms. Davis elected to defer cash compensation of $65,000, $36,250 and $67,500, respectively, under the DC Plan in the form of notional units.
(2)	These columns show respectively, the aggregate grant date fair value for restricted stock units and stock options awarded in fiscal 2015 computed in accordance with FASB ASC Topic 718. As noted, there were no grants of restricted stock units or stock options to non-employee directors during fiscal 2015. Director grants vest immediately and as such are expensed on the date of grant. A discussion of the assumptions used in computing the grant date fair values may be found in Note 15, “Stock-Based Compensation,” included in the Company’s audited financial statements on Form 10-K for the year ended October 31, 2015. These values reflect the Company’s assumptions used to determine the accounting expense associated with these awards and do not necessarily correspond to the actual value that may be recognized by the directors.

The following table shows the grant date fair value of restricted stock units and option grants made during fiscal year 2015 as well as the aggregate number of restricted stock units and stock option awards outstanding for each non-employee director as of October 31, 2015:

Name	Restricted Stock Units			Stock Options
	2015 Grants		Total Units Outstanding as of October 31, 2015	2015 Grants		Total Stock Options Outstanding as of October 31, 2015
		Grant Date Fair Value			Grant Date Fair Value
	Grant Date	($)	(#)	Grant Date	($)	(#)
Buck	n/a	—	3,934	n/a	—	20,876
Davis	n/a	—	11,345	n/a	—	56,308
Nosbaum	n/a	—	7,045	n/a	—	35,398
Rupp	n/a	—	11,345	n/a	—	56,308
Stevens	n/a	—	7,045	n/a	—	35,398

(3)	The Company does not provide a pension plan for non-employee directors. None of the directors received preferential or above-market earnings on deferred compensation.
(4)	Amounts shown represent (a) dividends paid during fiscal 2014 on outstanding restricted stock units, and (b) equivalent dividends paid on phantom stock in the Deferred Compensation Plan for Ms. Davis and Messrs. Buck and Stevens of $3,034; $1,778; and $1,441, respectively.

Compensation Discussion and Analysis

Introduction

This section of the proxy describes the compensation paid to the executive officers listed in the Summary Compensation Table on page 40 of this Proxy Statement:

•	William C. Griffiths – Chairman, President and Chief Executive Officer (“CEO”)

•	Brent L. Korb – Senior Vice President – Finance and Chief Financial Officer (“CFO”)

•	Kevin P. Delaney – Senior Vice President – General Counsel and Secretary

•	Martin P. Ketelaar – Former Vice President – Treasurer & Investor Relations

•	M. Dewayne Williams – Vice President – Controller

The compensation programs described, however, apply more broadly to other officers and management personnel at the Company, with changes as appropriate to reflect different levels and types of responsibility. The Company believes that this approach helps to align Quanex employees into a unified team committed to the Company’s corporate objectives.

Executive Summary

2015 Company Highlights

Quanex achieved notable operational performance and took transformative strategic actions in 2015. Achieving these fundamental business objectives is essential to delivering exceptional returns to our shareholders and serves as a key value driver for our stock price over time. Our 2015 achievements included:

•	A 25% year-over-year improvement in EBITDA

•	Reported EPS from continuing operations of $0.45 as compared to $0.22 in the prior year

•	Two transformative acquisitions during the current year

•	Strong cash generation with a year-end net debt of $34.3 million

Pay for Performance

The Compensation Committee designs the Company’s compensation programs to reward for Company performance. The following chart compares the relationship between the CEO’s target and realized pay to the Company’s total shareholder return (TSR) over the past five years. Target pay includes base salary, target bonus and the grant date value of options, restricted stock, cash-based performance units, and performance share units for the applicable period. Realized pay includes base salary, bonus payout, in-the-money value of stock options based on the October 31, 2015 stock price, the value of restricted stock granted during the period based on the October 31, 2015 stock price, and the value of cash-based performance units paid out during the period.

Note: This analysis assumes target pay for the current CEO and the realized pay attributable to the Long Term Incentive (“LTI”) awards made to the former CEO for FY 2013.

The following table shows the payout (as a percentage of target) for the Company’s annual incentive award program (“AIA”) and cash-settled performance unit plan. Over the past five years, the average AIA payout has been approximately 57% of target whereas the average performance unit payout has been approximately 41% of target.

Award Type	Payout (as a % of target)
	FY2011	FY2012	FY2013	FY2014	FY2015
AIA	0.00%	114.30%	0.00%	78.50%	92.80%
Perf. Unit	100.00%	38.31%	0.00%	0.00%	66.80%

Compensation Best Practices

We use traditional compensation elements of base salary, annual incentives, long-term incentives, and employee benefits to deliver attractive and competitive compensation. We benchmark both compensation and Company performance in evaluating the appropriateness of pay. All of our executive pay programs are administered by an independent compensation committee, with assistance from an independent consultant. We have historically targeted the market median for fixed compensation, while providing the executive with an opportunity to earn upper quartile incentive pay based on company performance. For FY 2016 the Committee decided to change the strategy to target market median for all elements of compensation. Some highlights to our executive compensation program include the following actions:

What We Do	What We Don’t Do

✓ Link annual incentive compensation to the achievement of an objective pre-established performance goal.	x No tax gross ups for new executive officers.

✓ Provide 50% of our long-term compensation in the form of Performance-Based Long-Term Incentives.	x We do not allow hedging or pledging of Company stock.

✓ Apply robust minimum stock ownership guidelines.	x No “single-trigger” change in control cash payments.

✓ Maintain a clawback policy.	x No excessive perquisites.

✓ Use and review compensation tally sheets.

✓ Evaluate the risk of our compensation programs.

✓ Use an independent compensation consultant.

✓ Seek to optimize deductibility of performance-based compensation.

Compensation Program Overview

Our compensation program is designed with the intent of linking our executives to the shareholder experience. With this in mind, the Committee:

•	Maintained a long-term incentive plan that rewards executives for compounded EPS growth and relative TSR compared to peers.

•	Maintained current base salaries for the executives in fiscal 2015 to continue the mix of total compensation towards performance-based incentives.

•	Reviewed with our independent compensation consultant the competitive reference group for continued appropriateness after completing the acquisitions during the fiscal year. The result of the review was no change to the reference group for fiscal 2016.

•	For fiscal 2016, evaluated the long-term incentive philosophy and made modifications in order to target the 50th percentile, freezing the dollar value of last year’s grants for three senior officers until such time as the market conditions warrant a further review.

Compensation Objectives

We design our executive compensation program to further our corporate goal of being a consistently high-performing growth company. Our compensation plan and pay strategy focus on and are intended to influence the profit margins of our businesses, cash flow generation, returns to stockholders and efficient management of our operations.

Our specific objectives and related plan features include:

Objectives	How We Meet Our Objectives
Attract and retain effective leadership

•       We provide a competitive total pay package, taking into account base salary, incentives, benefits and perquisites for each executive.

•       We regularly benchmark our pay programs against the competitive market, comparing both fixed and variable, at-risk compensation that is tied to short- and long-term performance; we use the results of this analysis as context in making pay adjustments.

•       Our plans include three-year performance cycles on long-term incentive awards, three-year vesting schedules on equity incentives, and career-weighted vesting on our supplemental retirement plan to motivate long-term retention.

•       We compete effectively for the highest caliber people who will determine our long-term success.

Motivate and reward executives for achieving specific financial goals

•       We offer a compensation program that focuses on variable, performance-based compensation (through Annual and Long-Term Incentive Awards).

•       Specific financial performance measures used in the incentive programs include:

•       Annual Incentive Awards (AIA) use a corporate scorecard based on 100% Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), taking into account operational and strategic goals, provided the Company achieves the initial performance hurdle of positive operating income (excluding any amounts attributable to corporate).

•       Performance Share awards use compounded Earnings Per Share (EPS) Growth goals to motivate long-term focus on bottom-line performance and Relative Total Shareholder Return to reward executives for performance compared to the market.

Create a strong financial incentive to meet or exceed long-term financial goals and build long-term value

•       We link a significant part of total compensation to Quanex’s financial and stock price performance – over 70% of our compensation mix is performance-based.

•       We deliver 50% of long-term incentives in the form of performance-based equity compensation.

•       For SVPs and above, long-term compensation opportunities are weighted to deliver more than two times the target short-term incentive opportunity, resulting in a significant portion of our total compensation delivered in the form of long-term incentives.

Align executive and shareholder interests

•       In order to emphasize long-term shareholder returns, we require significant Quanex stock ownership among executives through the use of stock ownership guidelines.

•       The ultimate value of our annual equity grants is driven by stock price performance over the grant date value.

Competitive Positioning

Fiscal 2015

Annually the Compensation Committee examines the level of competitiveness and continued appropriateness of our executive compensation program. Quanex uses comparative compensation data from a group of direct and related industry companies, referred to in this CD&A as the “Reference Group,” as a point of reference in designing its compensation levels and in setting compensation levels. The Reference Group consists of companies selected on criteria including size, complexity, revenue, market capitalization, risk profile, asset intensity, margins, and industrial application of the primary business. The use of a larger Reference Group is intended to provide more statistically valid comparisons with less volatility from year to year. For fiscal 2015, the Reference Group consisted of the following 31 companies:

A. M. Castle & Co.

Actuant Corp.

Albany International Corp.

American Woodmark Corp.*

Apogee Enterprises Inc. *

Astec Industries Inc.

Builders FirstSource Inc.*

CLARCOR Inc.

Compass Minerals International Inc.

Continental Building Products*

Drew Industries Inc.*

Eagle Materials Inc.*

Encore Wire Corp.

EnPro Industries Inc.

Gibraltar Industries Inc.*

Graco Inc.

Griffon Corporation*

H&E Equipment Services Inc.

Headwaters Inc.

Louisiana-Pacific Corp.*

Masonite International*

NCI Building Systems Inc.*

Nordson Corp.

Nortek Inc.*

Olympic Steel Inc.

Ply Gem Holdings Inc.*

Simpson Manufacturing Inc.*

Superior Industries International

Trex Company, Inc.*

Universal Forest Products Inc.*

Watts Water Technologies Inc.

*	The sixteen companies in the Reference Group identified by the asterisk are those we consider more traditional peers (i.e., “Peer Group”). These companies are used by the Compensation Committee to evaluate relative Company performance, as they tend to best reflect the operational and financial performance of our industry.

Frederic W. Cook & Co., Inc. (“Cook”), an independent compensation consultant to the Compensation Committee, uses the Reference Group pay information, along with manufacturing and general industry survey data, to develop the appropriate range of compensation for each executive position. Cook also prepares an independent analysis of our key performance indicators such as profitability, growth, capital efficiency, balance sheet strength, and total return to stockholders compared to those companies in our Peer Group. These results are then reported to the Compensation Committee in order to provide a thorough picture of the competitiveness of pay in the context of our performance as compared with that of our peers. While the Compensation Committee uses this analysis to help frame its decisions on compensation, it uses its collective judgment in determining executive pay. The Compensation Committee exercises discretion in making compensation decisions based on the following inputs: its understanding of market conditions, its understanding of competitive pay analysis, recommendations from the CEO regarding his direct reports, the Committee’s overall evaluation of the executive’s performance, and our overall compensation strategy.

Program Description

Our executive compensation program is a traditional design structure that has been customized to suit the business and organizational objectives of the Company. It includes base salary, annual cash incentive compensation, long-term incentives and executive benefits. Our fiscal 2015 long-term incentive program consisted of stock option grants, restricted stock grants and performance share awards. The amount of pay that is performance-based for an executive is directly related to the level of responsibility held by the position; accordingly, our highest ranked executive has the most performance-based pay as a percentage of total compensation. We attempt to set realistic but challenging goals in our annual incentive and performance share plans. In both cases, if we fail to meet the pre-determined standards, no plan-based compensation is earned by executives.

We evaluate the various components of compensation annually relative to the competitive market for prevalence and value. By setting each of the elements against the competitive market within the parameters of our compensation strategy, the relative weighting of each element of our total pay mix varies by individual. We do not set fixed percentages for each element of compensation. The mix may also change over time as the competitive market moves or other market conditions which affect us change. We do not have and do not anticipate establishing any policies for allocating between long-term and currently paid compensation, or between cash and non-cash compensation. We have a process of assessing the appropriate allocation between these elements of compensation on a periodic basis and adjusting our position based on market conditions and our business strategy.

Base Salary

Purpose: This pay element is intended to compensate executives for their qualifications and the value of their job in the competitive market.

Competitive Positioning: The Company’s goal is to target the market median as our strategic target for base salary. We review each executive’s salary and performance every year to determine whether his/her base salary should be adjusted. Along with individual performance, we also consider movement of salary in the market, as well as our financial results from the prior year to determine appropriate salary adjustments.

While the Compensation Committee applies general compensation concepts when determining the competitiveness of our executives’ salaries, the Compensation Committee generally considers base salaries as being competitive when they are within approximately 10% of the stated market target (in this case, the market 50th percentile). In the most recent analysis using both our reference group and general industry data, the salaries for our named executive officers ranged from 83% to 96% of the market 50th percentile.

Fiscal 2015 Review: In December 2014, the Compensation Committee agreed to maintain salary levels for the named executive officers, as set forth below.

Name and Principal Position	Fiscal 2014 Base Salary	Fiscal 2015 Base Salary	Base Salary Increase
William C. Griffiths Chairman, President and CEO	$780,000	$780,000	0%
Brent L. Korb Senior Vice President – Finance and CFO	$400,000	$400,000	0%
Kevin P. Delaney Senior Vice President – General Counsel and Secretary	$360,000	$360,000	0%
Martin P. Ketelaar Vice President – Treasurer and Investor Relations	$225,000	$225,000	0%
M. Dewayne Williams Vice President – Controller	$225,000	$225,000	0%

Changes for Fiscal 2016: In October 2015, the Compensation Committee made the following salary changes for the named executive officers based on several factors, including Company performance, performance of the executives, the Company’s relative position to the market, and the fact that no increases were awarded the past year.

Name and Principal Position	Fiscal 2015 Base Salary	Fiscal 2016 Base Salary	Base Salary Increase
William C. Griffiths Chairman, President and CEO	$780,000	$815,000	4.5%
Brent L. Korb Senior Vice President – Finance and CFO	$400,000	$418,000	4.5%
Kevin P. Delaney Senior Vice President – General Counsel and Secretary	$360,000	$375,000	4.2%
Martin P. Ketelaar Vice President – Treasurer and Investor Relations	$225,000	$225,000	0%
M. Dewayne Williams Vice President – Controller	$225,000	$232,000	3.1%

Annual Incentive Awards (AIA)

Purpose: This element of compensation is intended to reward executives for the achievement of annual goals related to key business drivers. It is also intended to emphasize to executives the key business goals of the Company from year to year.

Competitive Positioning: The Company’s strategy is to target the market median for annual incentives for performance that meets expected levels. We have established the range of possible payouts under the plan so that our competitive position could be above or below our stated strategy based on performance outcomes. Our most recent analysis showed our named executive officers to be in a range of 86% to 98% of the market median on target total cash compensation.

Plan Mechanics: The Company’s 2008 Omnibus Incentive Plan, as amended in 2011 and 2014 (the “Omnibus Plan”) serves as the governing plan document for our AIA. The AIA is a goal attainment incentive plan design that pays target award levels for expected performance results.

Fiscal 2015: The AIA emphasizes earnings and informed decision making with regard to the Company’s operational and strategic goals. To integrate the goals of the AIA throughout the Company, the annual incentive program participation includes the top leaders of all of our business divisions. We believe this is necessary in order to align managers throughout the organization with this incentive structure. The plan design requires the Company (excluding any amounts attributable to corporate) to have positive operating income in order for any Annual Incentive Awards to be paid out. If the performance hurdle is met, then the bonus pool for all 2015 Annual Incentive Awards is funded at the maximum bonus opportunity level.

If funded, the Compensation Committee will assess performance against the fiscal 2015 corporate scorecard weighted 100% on EBITDA, before taking into account operational and strategic goals. The Company set the performance expectations based on the forecasted results of the operating divisions and the projected markets for building products.

Target Award Levels: Based on competitive market practices for annual incentives, and our compensation strategy, we set a target award opportunity for each of our executives. This is the amount of incentive compensation the executive can earn when performance meets expected results, or “target.” The table below reflects the payout percentage of a named executive’s base salary at the threshold, target and maximum levels of performance.

Potential AIA Payout Expressed as a % of Salary
Participant	Threshold	Target	Maximum
CEO	25.00%	100.00%	200.00%
CFO	16.25%	65.00%	130.00%
GC	15.00%	60.00%	120.00%
VPs	10.00%	40.00%	80.00%

Fiscal 2015 Results: For fiscal 2015, the performance hurdle of positive operating income (excluding corporate) was met, with the Company having earned operating income of $53 million. Once the hurdle was met and the plan was funded, the Compensation Committee applied discretion to determine the incentive payouts. The primary metric for the AIA scorecard considered by the Compensation Committee was the EBITDA target of $63 million. The Committee adjusted EBITDA results by factoring in the effect of foreign exchange rates, LIFO, stock based compensation and transaction related costs, excluding results of the an acquisition in June 2015, to arrive at a revised EBITDA target of $61 million. The Company achieved adjusted EBITDA of $60 million, or 92.8% of target, which resulted in an AIA achievement of 92.8% of target payment. The AIA achievement resulted in payments to participants as follows:

Participant	Target % (as a % of salary)	Achieved % (as a % of salary)
CEO	100.00%	92.80%
CFO	65.00%	60.30%
GC	60.00%	55.70%
VPs	40.00%	37.40%

Fiscal 2016 Decisions: For fiscal 2016, the Compensation Committee decided to maintain the overall structure of the AIA.

The fiscal 2016 scorecard will continue to be weighted 100% EBITDA. We believe that the use of a single financial measure helps focus the management team on operational excellence and profitability. The plan will continue to use positive operating income (excluding any amounts attributable to corporate) as the initial performance hurdle.

The following AIA targets were established for the executives for fiscal 2016:

Participant	AIA Target (as a % of salary)
CEO	100%
CFO	65%
GC	60%
VPs	40%

Long-Term Incentive Compensation

Purpose: We have a long-term incentive program designed to help align the interests of executive management with shareholders and reward executives for the achievement of long-term goals. Long-term incentives are also critical to the retention of key employees and provide executives an opportunity for personal capital accumulation. For these reasons we have placed more value on the long-term incentive element of compensation than on other elements. The result is that this element of compensation represents at least half of the named executive officers’ total direct compensation.

Competitive Positioning: For long-term incentives in FY 2015, we targeted the opportunity to earn the market 75th percentile based on Company performance. When reviewing the position versus the market, we found that the named executive officers’ competitive positioning ranges from 62% to 92% of the market 75th percentile. We believe the wide range of competitiveness in our executive group is partly due to widely varying practices among reference group companies. The individual performance of each named executive officer is not considered in the value of the long-term incentive awards granted. Since the goals are set prospectively, the Company’s financial performance determines the ultimate value of the award.

Participation: Participation in the program includes the named executive officers and certain key contributors to the business and is determined based on competitive practices as well as our assessment of which positions contribute to long-term value creation.

Target Award Levels: For FY 2015, we established the CEO’s total long-term incentive value based on our compensation goal of providing the opportunity to earn 75th percentile long-term incentive compensation value when performance warrants. It represents 58% of the CEO’s total direct compensation. When establishing appropriate targets for other named executive officers, we used the 75th percentile of the competitive market as a reference point. The long-term incentive award values for the other named executive officers represent relatively less as a percentage of total direct compensation, reflecting the officers’ responsibilities and ability to influence shareholder returns. From year to year, the CEO may recommend adjustments to the value of long-term incentives awarded to the other executive officers, based on his assessment of their individual contribution.

The following table sets forth the target award levels for the FY 2015 long-term incentives of each of our named executive officers:

Participant	LTI Target (as a % of salary)
CEO	275%
CFO	175%
GC	165%
VPs	70%

Fiscal Year 2015 Long-Term Incentive Program Design

Vehicles and Goals

The Company’s fiscal 2015 program consisted of a combination of stock options, performance shares and restricted stock. The allocation between the long-term incentive vehicles is determined by the Compensation Committee based on market information provided by its compensation consultant, as well as input from senior management regarding the key business drivers that allow for the continuation of a results-oriented culture. The Omnibus Plan does not provide for any specific subjective individual performance component in determining the ultimate value of the award. The following chart illustrates the fiscal 2015 allocation of long-term incentives by vehicle type, with a description of each and related performance goals.

Stock Options

Options to purchase company stock comprised approximately 25% of our long-term incentive target value for fiscal 2015 and provide executives the opportunity to share in the increase in stock value over time. They provide an element of compensation that varies along with changes in stock price over time. These awards also offer our executives the opportunity to accumulate value (if the Company’s stock appreciates) since the growth in value occurs over a long period of time (up to 10 years), and gains from that growth are not taxed until such time as the options are exercised. Since we generally use ratable vesting over three years for each award, stock options also serve a meaningful role in the retention of our key employees.

Our stock options are granted at the fair market value closing price on the date of grant, have a term of ten years, and generally vest ratably over a three-year period.

Restricted Stock

Restricted stock represents 25% of the participant’s long-term incentive value. We chose 25% of the total value because it provides meaningful retentive value to our key executives, helps smooth out market volatility, and is cost efficient. The restricted stock awards vest three years after the award is granted, so long as the participant remains employed by us. We believe restricted stock awards are an effective long-term compensation vehicle through which key employees can be retained, especially through volatile periods in the market.

Performance Shares

Performance shares represent 50% of the participant’s long-term incentive value. Performance shares are payable 50% in cash and 50% in stock and are intended to motivate executives to achieve preset goals that are in line with critical business drivers. These awards also provide an incentive for executives to outperform peer companies as measured by relative total shareholder return.

We set target award values for each year. These target award values are used to calculate the number of performance shares granted to each executive. The final number of shares to vest is not determined until the end of a three-year performance cycle and is based on Earnings Per Share Growth (or “EPS Growth”) and Relative Total Shareholder Return (or “Relative TSR”). Each goal is weighted 50% of the total performance share award. The goal for each metric is listed below:

		3-Yr. Cumulative
	Relative Total	Compounded	Performance Share Modifier
	Shareholder Return	Annual	R-TSR	EPS
Milestones	Percentile	EPS Growth %	(50% Weighting)	(50% Weighting)	Total
Maximum	75%	12%	100%	100%	200%
Target	60%	9%	50%	50%	100%
Threshold	30%	6%	37.5%	37.5%	75%

For fiscal 2015, the three-year cumulative compounded EPS growth will be applied to the starting value of $0.22 per share, which is the period ending EPS excluding the gains from the divestiture of the Company’s aluminum operations.

Fiscal 2015 Long-Term Incentive Grants

The number of long-term incentive awards granted during fiscal 2015 was determined by: (1) taking 25% of the participant’s target award value and dividing it by the calculated Black-Scholes value of a Quanex stock option to determine the number of options, (2) taking 25% of the participant’s target award value and dividing it by the 10-day average closing stock price between November 1, 2014, and November 14, 2014, to determine the number of restricted stock awards and (3) taking 50% of the participant’s target award value and dividing it by the 10-day average closing stock price between November 1, 2014, and November 14, 2014, to determine the number of performance shares. The equity grant calculations apply an average stock price based on the first 10 trading days in November 2014. For more information related to long-term incentive awards granted during fiscal 2015, please see the table entitled “Grants of Plan Based Awards” located on page 43 of this Proxy Statement.

Previously Awarded Performance Units

Fiscal 2013 Performance Units

The performance units awarded to our executives in December 2012 (the “Fiscal 2013 Performance Units”) became payable to executives in December 2015, with a final value determined by the Company’s performance period for fiscal 2013 through fiscal 2015. The Fiscal 2013 Performance Unit grants’ measures and goals included EPS Growth and Relative TSR, each weighted 50% of the total performance unit award. EPS Growth is measured as the cumulative value of EPS over the three-year performance period, and Relative TSR is expressed as the stock price appreciation plus dividends reinvested relative to appreciation of our peer group. Relative TSR is determined by calculating the change in the value of our stock plus the value of dividends and comparing that value with that of our peer group. Our performance against these pre-established goals determined the payout to executives within a range from threshold to maximum. The pre-established goals and the actual performance to these goals are set forth below.

Milestones	Relative TSR Percentile	3 yr.
		EPS Growth(1)		Performance Unit Value
		cum.	Percent	R-TSR	EPS	Total
Performance Measures:
Maximum	75%	$1.02	12%	$100.00	$100.00	$200.00
Target	60%	$0.96	9%	$50.00	$50.00	$100.00
Threshold	40%	$0.91	6%	$37.50	$37.50	$75.00
Actual Performance	20%	$1.02	12%	$0.00	$100.00	$100.00

(1)	Three Year EPS Growth was determined by using a base year value of $0.27, which represents the fiscal 2012 reported EPS, adjusted for (a) the impact of a labor stoppage on operating income of the aluminum operations and (b) the effect of transaction-related costs.

For the Fiscal 2013 Performance Units, the actual value was $0.00 per unit associated with Relative TSR and $100.00 per unit associated with EPS Growth for a total value per performance unit of $100.00. The payout was as follows:

Officer	Fiscal 2013 Performance Units Granted	Target Value per Performance Unit	Targeted Award Value	Actual Value per Performance Unit	Total Payout Value
Griffiths*	3,540	$100.00	$354,000	$100.00	$354,000
Korb	1,900	$100.00	$190,000	$100.00	$190,000
Delaney	1,500	$100.00	$150,000	$100.00	$150,000

*	In December 2013, the Compensation Committee approved a pro-rated grant of the Fiscal 2013 Performance Units to Mr. Griffiths as an incentive to enhance alignment with the interests of the Company’s shareowners.

Fiscal 2016 Long-Term Incentive Grants

At the Compensation Committee’s December 2015 meeting, the Compensation Committee elected to maintain the Company’s LTI plan design from fiscal 2015.

Fiscal 2016 Performance Shares

The fiscal 2016 performance share measures will continue to include EPS Growth and Relative TSR, each weighted 50%. EPS Growth is measured as the cumulative value of EPS over the three-year performance period, and Relative TSR is expressed as the stock price appreciation plus dividends reinvested relative to appreciation of our peer group. These are the same performance measures used under the Company’s FY 2015 performance share plan.

			Performance Share Modifier
Milestones	Relative Total Shareholder Return Percentile	3-Yr. Cumulative Compounded Annual EPS Growth %	R-TSR (50% Weighting)	EPS (50%Weighting)	Total

Maximum	75%	12%	100%	100%	200%
Target	60%	9%	50%	50%	100%
Threshold	30%	6%	37.5%	37.5%	75%

For fiscal 2016, the three-year cumulative compounded EPS growth will be applied to the starting value of $0.67 per share, which is the pro forma EPS including the two recent acquisitions for fiscal 2015, excluding transaction costs.

The reader is cautioned that the foregoing goals are not intended to and do not reflect guidance by or expectations of the Company as to actual results. These goals are part of an overall compensation program designed, among other things, to align executive compensation with the market’s reasonable expectations of performance and shareholder returns.

LTI Targets

For fiscal 2016, we evaluated the long-term incentive philosophy and made modifications in order to target the 50th percentile of the market. In order to facilitate this change, we maintained the dollar value of last year’s awards for three senior officers until such time as market conditions warrant further review. The following LTI targets were established for the executives in FY 2016, which generally positioned the executives between the median and 75th percentile of the market.

Participant	LTI Target
CEO	$2,145,000
CFO	$700,000
GC	$594,000
VP, Controller	70% of base salary
VP, Treasurer & IR	70% of base salary

Processes and Procedures for Determining Executive Compensation

Guided by the principal objectives described above, the Compensation Committee approves the structure of the executive compensation program and administers the programs for our executive officers, including matters where approval by our independent Compensation Committee members is appropriate for tax or regulatory reasons. The following describes the roles of key participants in the process.

The Role of Executives

Our Chief Executive Officer is the only executive who works with the Compensation Committee and compensation consultant in establishing compensation levels and performance targets. Our Chief Executive Officer is responsible for reviewing the compensation and performance of the other executive officers and, as such, makes recommendations to the Compensation Committee regarding adjustments in compensation to such executive officers. The Compensation Committee considers the Chief Executive Officer’s recommendations along with the Committee’s own evaluation of individual and business performance and the market data provided by its compensation consultant. In making recommendations, the Chief Executive Officer relies upon his evaluation of his direct reports’ performance and competitive compensation information. The Chief Executive Officer does not recommend his own compensation. The Chief Executive Officer recommends AIA performance goals to the Compensation Committee. The Chief Executive Officer, with input from the compensation consultant, recommends performance goals for long-term incentive awards that are properly aligned with the business goals and compensation strategy.

Our Senior Vice President – General Counsel and Secretary serves as the liaison between the compensation consultant, the Compensation Committee, and the Governance Committee. In this role, he interfaces with the compensation consultant to carry out the duties of the Compensation Committee and Governance Committee.

The Role of Independent External Advisors

To facilitate the formulation and administration of our compensation program, the Compensation Committee has retained Frederic W. Cook & Co., Inc. (“Cook”) since July 2012 as its independent consultant on executive compensation matters. Cook helps the Compensation Committee assess the competitiveness and appropriateness of compensation programs throughout the market, including our peers, and develop a compensation program that is consistent with our objectives and market conditions. Cook meets with our Compensation Committee in executive sessions and advises the Compensation Committee with respect to a wide range of issues related to executive compensation. The Compensation Committee authorizes the scope of services that it desires Cook to provide for the Company, including reviewing and analyzing market data, evaluating our reference group composition, making recommendations for incentive system designs, providing market and regulatory updates, assisting with deliberations related to CEO compensation, reviewing any relevant information and reporting to the Compensation Committee on all aspects of our compensation programs. Cook reports directly to, and takes its charge from, the Compensation Committee. However, the Compensation Committee does not specifically direct on how Cook performs the scope of services it provides to the Company. Additionally, the Compensation Committee makes all final decisions regarding compensation.

Independence of Advisors

The Compensation Committee reviewed the independence of Cook based on the NYSE rules for independence which include the following factors: (i) the provision of other services to the Company by Cook; (ii) the amount of fees from the Company paid to Cook as a percentage of Cook’s total revenue; (iii) the policies and procedures of Cook that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the individual compensation advisors who serve the Committee with any member of the Committee; (v) any stock of the Company owned by such individual compensation advisors, and (vi) any business or personal relationship of Cook or the individual compensation advisors who serve the Committee with an executive officer of the Company. The Compensation Committee also reviewed Cook’s policies for avoiding conflicts of interest. The Compensation Committee has determined, based on its analysis of the factors listed above, that the work of Cook and the individual compensation consultants employed by Cook does not create any conflicts of interest and that Cook meets the NYSE standards for independence.

The Role of the Compensation & Management Development Committee

The Compensation Committee is currently comprised of three non-employee independent directors. The Compensation Committee’s duties in administering executive compensation programs include the following:

•	Review and approve the Company’s overall total compensation policy.

•	Review and evaluate Company performance against pre-established performance metrics.

•	Establish the annual total compensation paid to officers and key executives, including base salary, annual incentive, and long-term incentives.

•	Regularly review and approve all employment agreements and severance arrangements for the executive officers.

•	Review the Company’s Compensation Discussion and Analysis disclosure.

The Compensation Committee determines the Chief Executive Officer’s salary and incentive awards based upon an assessment of individual and Company performance, as well as market data provided by the compensation consultant. The Compensation Committee may form and delegate duties to subcommittees when appropriate. A more expansive list of the Compensation Committee’s responsibilities can be found in its charter, which can be viewed on our website at www.quanex.com.

Post-Employment Compensation

Severance and change in control benefits are provided under the employment agreements of our executives, as well as under our incentive plans. These benefits are discussed at greater length in the section entitled “Employment Agreements and Potential Payouts upon Termination or Change in Control” on page 35 of this Proxy Statement.

Since 2013, the Company has maintained a policy to no longer provide excise tax gross up benefits to any new executives in the event of change in control termination.

Deferred Compensation Plan

The Company has a nonqualified deferred compensation program that gives executives the opportunity to defer income. As with our various other plans and programs, this deferral opportunity is designed to attract and retain key executives.

The deferred compensation program is administered by the Compensation Committee. Before eligible employees can participate, they must first receive a recommendation from our senior managers and then final approval by the Compensation Committee. Participants in the program may choose to defer up to 100% of their annual and long-term incentive bonuses. Participants may choose from a variety of investment choices in which the Company will invest their deferrals over the defined deferral period.

Executive Benefits

Purpose: The role of executive benefits is to provide financial security, enhanced employee welfare, and competitive packages that are meaningful in the markets for which we compete for executive talent. These programs provide post retirement income, and in some cases, additional benefits in place of those that would otherwise be lost due to plan limits imposed by the Internal Revenue Code.

Competitive Positioning: Our executive benefits strategy is to provide meaningful yet cost-efficient benefits to executives at a level that aligns with our desired competitive positioning of the market median. We provide executives with health and welfare benefits that are consistent with our program for exempt personnel generally. Supplemental retirement and supplemental life benefits are also provided to our officers.

Program Elements:

•	Retirement and other benefits. Our executives participate in the Company’s defined benefit pension plan, 401(k) defined contribution retirement plan, and supplemental executive retirement plans. Executives also receive company contributions under our 401(k) plan, a 15% match under our employee stock purchase program (ESPP) and dividends on unvested restricted stock. The Company previously provided a 20% match under the deferred compensation plan, but that benefit was suspended on April 1, 2009.

•	Life insurance benefits. Our executives participate in Company provided life insurance, the amount of which takes into consideration age and/or income. Our executives also have the opportunity to purchase supplemental life insurance.

•	Perquisites. We provide our executives with certain perquisites which help us compete for executive talent, and in some cases, allow our executives to devote more attention to the business of the Company. Certain perquisites have been grandfathered and not all executives are provided the same. The various perquisites include financial and tax planning, company provided automobiles or allowances, and club memberships. The Compensation Committee eliminated tax gross-up payments on perquisites, effective December 31, 2009.

Other Compensation Items

Clawback Provision (Recovery of Incentive Payments)

We have a policy to enable the Board, in its judgment and to the extent permitted by governing law, to require reimbursement of any cash bonus or performance shares paid to executives where (a) the value of the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, and (b) a lower payment would have been made to the executive(s) based on the restated financial results. In each instance, the Company may seek to recover that portion of the affected executive’s annual and/or long-term incentive payments that is higher than the payment that would have originally been paid. No reimbursement will be required if such material restatement was caused by or resulted from any change in accounting policy or rules. In addition, we have amended our performance based award agreements to facilitate a transition to new SEC and stock exchange requirements when they are finalized.

Risk Assessment

In fiscal 2015, the Compensation Committee discussed and analyzed risks associated with the Company’s compensation policies and practices for executive officers and all employees generally. This discussion included, but was not limited to, topics such as eligibility, affordability, retention impact, corporate objectives, alignment with shareholder interests, governance, and possible unintended consequences. The Compensation Committee did not identify any risks arising from the Company’s compensation programs or practices that are reasonably likely to have a material adverse effect on the Company.

Executive Stock Ownership Guidelines

We encourage our executives to own our Common Stock because we believe such ownership provides strong alignment of interests between executives and shareholders. Our executive stock ownership guidelines provide that different levels of executives are expected to own a specific value of our Common Stock, expressed as a percentage of salary. The stock ownership requirement for the current CEO is effective five years after assuming his role. For other executives, the stock ownership requirement is effective three years after assuming their respective roles. The chart below shows the guidelines by executive level.

Level	Typical Executive Position	Stock Ownership Goal
1	CEO	4x Base Salary
2	SVP	2x Base Salary
3	VP	1x Base Salary

All of our named executives currently are in compliance with the executive stock ownership guidelines.

Timing of Certain Committee Actions

The Compensation Committee schedules actions related to executive pay to coincide with its regularly scheduled Board meetings in October and December:

Executive Compensation Element	Action Item
Base Salaries	• Review and/or adjust based on market review
Short-Term Incentives	• Determine year-end results and approve payouts • Set goals for upcoming year
Long-Term Incentives

•     Determine performance results and approve long-term plan’s payouts

•     Set goals for long-term plan’s next three-year performance cycle

•     Determine and approve equity awards, including stock options and restricted stock awards

Compensation decisions related to promotions or new hire awards are addressed on an individual basis, at the time the executive is promoted or first joins the Company.

Accounting Considerations and Tax Deductibility of Executive Compensation

In designing compensation programs, we consider the effects that accounting and taxation may have on us, the named executive officers or other employees as a group. Accounting for compensation arrangements is in accordance with FASB ASC Topic 718. All share based payments to employees are measured at fair value on the date of grant and recognized in the statement of operations as compensation expense over their requisite service periods.

Section 162(m) of the Internal Revenue Code provides that we may not deduct for federal income tax purposes compensation of more than $1,000,000 paid in any year to the Chief Executive Officer or any of the three other most highly compensated executive officers, excluding the Chief Financial Officer, unless the compensation is paid solely on the attainment of one or more pre-established objective performance goals and certain other considerations are met. Under the terms of our annual cash bonus program and performance unit and performance share programs, the Compensation Committee may, in its discretion, adjust payouts to executives downward. Because the plans are intended to comply with Internal Revenue Code Section 162(m), no upward discretion in determining payouts is permitted.

Influence of Say on Pay Results on Executive Compensation Decisions

Management and the Compensation Committee are attentive to the outcome of the shareholder “Say on Pay” vote. At the Company’s 2015 annual shareholder meeting, the Company received significant support for its executive compensation program, with 97.6% of the votes in favor of the “Say on Pay” resolution. The Compensation Committee remains responsive to shareholder feedback and believes that the strong support from shareholders indicates satisfaction with the executive compensation program.

Employment Agreements and Potential Payments upon Termination or Change in Control

The Company has entered into change in control agreements with its named executive officers. We believe that the change in control agreements help us attract and retain our named executive officers by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we offer change in control agreements that generally provide benefits to executives whose employment terminates in connection with a change in control.

In addition, to attract certain of our named executive officers to accept employment with us, we agreed to provide those officers who previously were employed by Quanex Corporation with severance agreements that will provide them certain of the protections they would have been entitled to if they had remained with Quanex Corporation following the spin-off of Quanex Building Products Corporation from Quanex Corporation in April 2008. The Company also entered into a letter agreement with the new President and CEO, effective July 9, 2013, which contains certain executive severance provisions. The Company entered into these arrangements because executives at this level generally require a longer timeframe to find comparable jobs as fewer jobs at this level exist in the market. In addition, executives often have a large percentage of their personal wealth dependent on the status of their employer, given the requirement to hold a multiple of their salary in stock and the fact that a large part of their compensation is stock-based. The amount and type of benefits were based on competitive market practices for executives at this level.

Provisions of the severance agreements and severance letter arrangement require a termination of employment before any benefits are paid. The change in control agreements require both a change in control and a termination of employment before any benefits are paid (a “double trigger”). If an executive officer who is covered by both a change in control agreement and a severance agreement or letter arrangement experiences both a change in control of the Company and a termination of employment, benefits are payable under only the change in control agreement; in no event will the executive be able to receive payment under both the severance agreement or letter arrangement and the change in control agreement.

Severance Agreements of Certain Executives

This section describes the severance agreements entered into by Quanex with the SVP – Finance and CFO and the SVP – General Counsel and Secretary. As described above, benefits are payable under the severance agreements following a termination of employment that meets certain requirements. A termination of employment that triggers benefits under the severance agreements includes involuntary termination by the Company without Cause. “Cause” exists if the executive commits gross negligence or willful misconduct in connection with his employment; an act of fraud, embezzlement or theft in connection with his employment; intentional wrongful damage to our property; intentional wrongful disclosure of our secret processes or confidential information; or an act leading to a conviction of a felony or a misdemeanor involving moral turpitude.

If the executive is entitled to benefits under the severance agreement, the executive will receive the following:

•	Annual base salary and compensation for earned but unused vacation time accrued through the date of termination of employment;

•	Pro-rated amount equal to the greater of the executive’s (i) target performance bonus for the year of termination of employment, or (ii) performance bonus for the year immediately preceding the year of termination of employment;

•	Lump sum severance equal to 18 months of the executive’s base salary for the fiscal year in which the termination occurs;

•	Continued participation in health and welfare plans and payment of benefit premiums for 18 months; and

•	All other perquisites to which the executive is entitled pursuant to the terms of the agreements providing for such perquisites.

President and CEO Severance Letter Agreement

This section describes the severance provisions contained in the letter agreement entered into by the Company and Mr. Griffiths upon his assumption of duties as the Company’s Chairman, President and CEO. In the event that Mr. Griffiths’ employment is terminated by the Board of Directors for any reason other than “Cause,” as defined in the change in control agreement, or a material violation of the Company’s Code of Business Conduct and Ethics, the following benefits would be payable:

•	Base salary continuation for two years (at the rate in effect immediately preceding the date of termination), paid semi-monthly for 24 months;

•	Pro-rated AIA bonus for the year of termination, as determined by the Board of Directors; and

•	Continued participation in health and welfare plans and payment of benefit premiums (i.e., medical, dental, vision, life, disability and any other welfare plans he currently participates in) for 18 months.

The letter agreement requires Mr. Griffiths to execute a mutually satisfactory release of all claims before the expiration of the 90th day following his termination, or he shall forfeit any and all payment, reimbursements, and benefits due under the letter agreement.

Change in Control Agreements

As described above, benefits are payable under the change in control agreements following the occurrence of both (i) a change in control of the Company and (ii) termination of the named executive officer’s employment with the Company. Each of the following events generally constitutes a change in control of the Company for purposes of the change in control agreements:

•	Any person or entity acquiring or becoming beneficial owner as defined in SEC regulations of 20% or more of (i) the then outstanding shares of our Common Stock or (ii) the combined voting power of the then outstanding voting securities of the Company;

•	Generally, our current directors ceasing to constitute a majority of our directors;

•	Consummation of a merger, consolidation, or recapitalization (unless the directors continue to represent a majority of the directors on the Board, more than 80% of the pre-spin-off ownership survives and, in the event of a recapitalization, no person owns 20% or more of (i) the then outstanding shares of our Common Stock or (ii) the combined voting power of our then outstanding voting securities);

•	The stockholders approve a complete liquidation or dissolution of the Company; or

•	The sale, lease, or disposal of substantially all of our assets.

Terminations of employment that meet the termination requirement under the change in control agreements will be similar to but broader than those required under the severance agreements. For these purposes, a termination of employment would include a termination by the Company without Cause as well as the executive’s resignation for “Good Reason.” “Good Reason” under the change in control agreements will include (but will not be limited to):

•	the executive is assigned any duties inconsistent with his/her position; there is a change in his/her position, authority, duties or responsibilities; he/she is removed from, or not re-elected or reappointed to, any duties or position previously held or assigned or there is a material diminution in such position, authority, duties or responsibilities;

•	the executive’s annual base salary is reduced;

•	the executive’s annual bonus is reduced below a certain amount;

•	the executive’s principal office is relocated outside of the portion of the metropolitan area of the City of Houston, Texas that is located within the highway known as “Beltway 8”;

•	the executive’s benefits are reduced or terminated;

•	any other non-contractual benefits that were provided to the executive or any material fringe benefit is reduced;

•	the executive’s number of paid vacation days is reduced;

•	the executive’s office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) are reduced or moved;

•	the executive is required to perform a majority of his duties outside our principal executive offices for a period of more than 21 consecutive days or for more than 90 days in any calendar year; or

•	any provision of any employment agreement with the executive is breached.

If the executive officer is entitled to benefits under a change in control agreement, the executive officer would receive the following:

•	Annual base salary and compensation for earned but unused vacation time accrued through the date of termination of employment;

•	Pro-rated amount equal to the greater of the executive officer’s (i) target performance bonus for the year of termination of employment and (ii) performance bonus for the year immediately preceding the year of termination of employment;

•	Lump sum severance equal to 2.99 times (for the Chief Executive Officer), three times (for the Senior Vice Presidents), or two times (for Vice Presidents) the sum of (i) base salary for the year of termination and (ii) the greater of the executive officer’s (x) target performance bonus for the year of termination of employment and (y) performance bonus for the year immediately preceding the year of termination of employment;

•	In the event that severance benefits under the change in control agreement result in the imposition of an excise tax, then (i) the Chief Executive Officer would receive either the net benefits after the excise tax is calculated, or the benefits will be cut back to the point that they do not exceed 2.99 times the base amount, whichever is greater, and (ii) the Senior Vice Presidents would receive a gross-up payment for the value of any such excise tax.

•	Continued health and welfare benefits for the shorter of (i) three years from the date of termination or (ii) such time as the executive becomes fully employed; and

•	All other perquisites to which the executive is entitled pursuant to the terms of the agreements providing for such perquisites.

If an executive officer is entitled to benefits under a change in control agreement, the following would occur immediately upon the occurrence of a change in control (regardless of whether the named executive officer’s employment is terminated as a result of the change in control):

•	all options to acquire our Common Stock and all stock appreciation rights pertaining to Common Stock held by the executive immediately prior to a change in control would become fully exercisable; and

•	all restrictions on any restricted Common Stock granted to the executive prior to the change in control would be removed and the stock would be freely transferable.

As set forth above, a named executive officer is entitled to benefits under either the severance agreement or the change in control agreement; under no circumstances can a named executive officer receive payment under both agreements.

Post-Employment Compensation Table

The following table quantifies the potential payments to named executive officers under the contracts and plans discussed above for various termination scenarios. In each case, the termination is assumed to take place on October 31, 2015. The table shows only the value of the amounts payable for enhanced compensation and benefits in connection with each termination scenario. Mr. Ketelaar’s employment with the Company ended on November 3, 2015, and he did not receive any enhanced compensation or benefits in connection with his departure.

Name	Severance Payment ($)	Pro-rated Bonus ($)		Options (Unvested)(1) ($)	Restricted Stock and RSU (Unvested)(1) ($)	Performance Units(1) ($)		Performance Shares(1) ($)		Health & Welfare Benefits(2) ($)	NQ Deferred Comp. (Unvested) ($)	Retirement (SERP & Restoration)(3) ($)		Tax Gross- Up ($)	Total Benefit ($)
William C. Griffiths
Enhanced Retirement(4)	n/a	n/a		n/a	n/a	n/a		n/a		n/a	n/a	n/a		n/a	n/a
Death/Disability	—	723,821		171,903	1,609,207	354,000	(9)	1,101,345	(10)	—	—	—		n/a	3,960,276
Involuntary w/o Cause(5)	1,560,000	723,821	(8)	—	—	—		—		20,053	—	—		n/a	2,303,874
Change in Control(6)	—	780,000		171,903	2,492,727	354,000		1,102,351		—	—	—		n/a	4,900,981
Termination after Change in Control(7)	4,664,400	780,000		171,903	2,492,727	354,000		1,102,351		61,432	—	—		n/a	9,626,813

Brent L. Korb
Enhanced Retirement(4)	n/a	n/a		n/a	n/a	n/a		n/a		n/a	n/a	n/a		n/a	n/a
Death/Disability	—	241,274		15,046	340,492	190,000	(9)	359,764	(10)	—	—	2,251,061	(11)	n/a	3,397,636
Involuntary w/o Cause(5)	600,000	260,000		—	—	—		—		28,934	—	—		n/a	888,934
Change in Control(6)	—	260,000		15,046	528,360	190,000		360,092		—	—	—		—	1,353,498
Termination after Change in Control(7)	1,980,000	260,000		15,046	528,360	190,000		360,092		66,964	—	3,193,302		2,322,651	8,916,922

Kevin Delaney
Enhanced Retirement(4)	n/a	n/a		n/a	n/a	n/a		n/a		n/a	n/a	n/a		n/a	n/a
Death/Disability	—	200,443		12,814	282,136	150,000	(9)	304,947	(10)	—	—	1,223,318	(11)	n/a	2,173,658
Involuntary w/o Cause(5)	540,000	216,000		—	—	—		—		29,210	—	—		n/a	785,210
Change in Control(6)	—	216,000		12,814	441,558	150,000		305,225		—	—	—		—	1,125,597
Termination after Change in Control(7)	1,728,000	216,000		12,814	441,558	150,000		305,225		74,690	—	1,840,980		1,421,187	6,190,882

Martin Ketelaar
Enhanced Retirement(4)	n/a	n/a		n/a	n/a	n/a		n/a		n/a	n/a	n/a		n/a	n/a
Death/Disability	—	84,166		4,924	52,846	—		81,275	(10)	—	—	—		n/a	223,211
Involuntary w/o Cause	—	—		—	—	—		—		—	—	—		n/a	—
Change in Control(6)	—	90,000		4,924	98,124	—		81,349		—	—	—		n/a	274,397
Termination after Change in Control(7)	630,000	90,000		4,924	98,124	—		81,349		62,790	—	—		n/a	967,187

Dewayne Williams
Enhanced Retirement(4)	n/a	n/a		n/a	n/a	n/a		n/a		n/a	n/a	n/a		n/a	n/a
Death/Disability	—	84,166		5,965	52,553	—		81,275	(10)	—	—	—		n/a	223,959
Involuntary w/o Cause	—	—		—	—	—		—		—	—	—		n/a	—
Change in Control(6)	—	90,000		5,965	98,124	—		81,349		—	—	—		n/a	275,438
Termination after Change in Control(7)	630,000	90,000		5,965	98,124	—		81,349		69,225	—	—		n/a	974,662

(1)	Unvested stock options, restricted shares, performance units, and performance shares granted under the Quanex Building Products 2008 Omnibus Incentive Plan are forfeited except upon death, Disability, retirement (except restricted stock) or Change in Control.
(2)	Health & Welfare Benefits paid upon involuntary termination without Cause include company paid COBRA premiums. Health & Welfare Benefits paid upon termination after Change in Control include continuation of all health & welfare benefits.
(3)	See Narrative to “Pension Benefit Table” for further description of SERP and Restoration Plan.
(4)	Messrs. Griffiths, Korb, Delaney, Ketelaar, and Williams have not reached the minimum retirement requirement of 65 years of age or 55 years of age with five years of service with the Company as of October 31, 2015.
(5)	These benefits would be provided upon termination by the Company without Cause.
(6)	These benefits would be provided upon a Change in Control without termination of employment.
(7)	These benefits would be provided upon termination by the Company without Cause, as well as resignation for Good Reason in connection with a Change in Control.
(8)	Mr.Griffiths’ pro rata bonus paid upon involuntary termination without Cause absent a Change in Control is determined by the Board of Directors pursuant to his Offer Letter. We assumed the Board of Directors would award Mr. Griffiths with his actual 2015 bonus if he was terminated on the last day of the fiscal year.
(9)	Executives are entitled to a pro rata portion of their performance units based on actual performance for the full performance period upon their termination due to death or Disability. Messrs. Griffiths, Korb, and Delaney were the only Executives participating as of October 31, 2015. Actual performance for the 2013 awards was 100% of target.
(10)	Executives are entitled to a pro rata portion of their performance shares based on actual performance for the full performance period upon their termination due to death or Disability. Messrs. Griffiths, Korb, Delaney, Ketelaar, and Williams all participated as of October 31, 2015. With respect to the 2014 and 2015 awards, since actual performance for the full performance period is unknown, target performance level was used for purposes of these calculations.
(11)	These amounts represent the present value of the Retirement Benefit as of October 31, 2015. Retirement Benefit amounts for Messrs. Korb and Delaney under the SERP are in the event of Disability only.

Summary Compensation Table

The following table provides information about the compensation of the Company’s Chief Executive Officer, its Chief Financial Officer, and the other individuals who were officers during the fiscal year ending October 31, 2014. Mr. William C. Griffiths became Chairman of the Board, President and Chief Executive Officer on July 9, 2013, after previously serving on the Company’s Board of Directors. Amounts presented for Mr. Griffiths do not include any amounts paid to him for his service as a non-employee director. Mr. Martin P. Ketelaar became Vice President – Treasurer and Investor Relations on June 15, 2013, after previously serving as Vice President – Investor Relations. Amounts presented for Mr. Ketelaar for fiscal 2013 represent earnings for the full year of service, which includes the period prior to assuming this officer role. Mr. M. Dewayne Williams became Vice President – Controller on July 1, 2013. Amounts presented for Mr. Williams in fiscal 2013 represent earnings since assuming this officer role.

Name/Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compen- sation(5) ($)	Total ($)
William C. Griffiths(1)	2015	780,000	—		1,163,790	448,224	1,077,821	86,016	37,209	3,593,060
Chairman of the Board, President & Chief Executive Officer	2014	780,050	—		1,127,615	474,858	612,118	80,637	76,555	3,151,833
	2013	222,000	—		1,254,000	1,418,040	—	8,834	9,165	2,912,039

Brent L. Korb	2015	400,000	—		378,955	146,624	431,274	—	34,483	1,391,336
Senior Vice President – Finance & Chief Financial Officer	2014	398,296	—		368,429	154,882	662,041	198,039	40,240	1,821,927
	2013	383,142	—		198,434	390,678	—	183,936	26,758	1,182,948

Kevin P. Delaney	2015	360,000	—		321,345	129,042	350,443	—	44,532	1,205,362
Senior Vice President – General Counsel & Secretary	2014	354,511	—		312,606	131,905	554,590	167,804	49,251	1,570,667
	2013	310,665	—		160,436	316,476	—	190,486	44,201	1,022,264

Martin P. Ketelaar	2015	232,513	—		85,693	33,705	84,166	19,478	21,235	476,790
Vice President – Treasurer and Investor Relations	2014	222,165	—		82,853	34,891	69,724	23,681	11,344	444,658
	2013	193,462	15,295	(6)	17,720	49,184	—	24,762	16,177	316,600

M. Dewayne Williams	2015	225,000	—		85,693	33,705	84,166	18,315	22,727	469,606
Vice President – Controller	2014	221,012	—		82,853	34,891	69,361	17,413	12,837	438,367
	2013	58,462	—		16,940	32,640	—	2,252	10,772	121,066

(1)	Mr. Griffiths served as a director prior to accepting the position of Chairman, President, and Chief Executive Officer in July 2013. For the year ended October 31, 2013, Mr. Griffiths earned director fees of $48,750 and restricted stock unit dividends of $714. In addition, Mr. Griffiths received stock option awards with a grant date fair value of $50,282, and restricted stock units with a grant date fair value of $25,147.
(2)	These columns show respectively, the aggregate grant date fair value for: (a) restricted stock and the equity portion of performance share awards (assuming the shares will settle at 100%) and (b) stock options computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in computing the grant date fair values may be found in Note 15, “Stock-Based Compensation” included in Quanex Building Products Corporation’s audited financial statements on Form 10-K for the year ended October 31, 2015. These values reflect the Company’s assumptions to determine the accounting expense for these awards and do not necessarily correspond to the actual value that may be recognized by the named executive officers. For information regarding the restricted stock, restricted stock units, and option awards granted in fiscal 2015, please see the “Grants of Plan-Based Awards” table located on page 43 of this Proxy Statement.

(3)	“2015” amounts represent payments made in December 2015 for (a) performance from November 1, 2014 to October 31, 2015 for Annual Incentive Awards (AIA), and (b) performance from November 1, 2012 to October 31, 2015 for Performance Units grants in December 2012. “2014” amounts represent payments made in December 2014 for (a) performance from November 1, 2013 to October 31, 2014 for Annual Incentive Awards (AIA), and (b) performance from November 1, 2011 to October 31, 2014 for Performance Units granted in December 2011 and (c) restricted stock units granted on November 30, 2011, which became fully vested on November 30, 2014. “2013” amounts represent payments made in December 2013 for (a) performance from November 1, 2012 to October 31, 2013 for AIA, and (b) performance from November 1, 2010 to October 31, 2013 for Performance Units granted in December 2010.

The AIA and Performance Unit payouts also include the dollar value of the portion of the amounts deferred under the Quanex Building Products Corporation or Quanex Corporation Deferred Compensation (“DC”) Plan, as applicable. Under the terms of each DC Plan, participants may elect to defer a portion of their incentive bonus to a mix of cash, or notional common stock units or investment accounts.

The amounts paid for the AIA, Performance Units and Restricted Stock Units, along with the respective deferred amounts, are as follows:

		Annual Incentive Awards		Performance Unit Payout		Restricted Stock Unit Payout
Name	Year	Total ($)	Deferred ($)	Total ($)	Deferred ($)	Total ($)	Deferred ($)
Griffiths	2015	723,821	—	354,000	—	—	—
	2014	612,118	—	—	—	—	—
	2013	—	—	—	—	—	—
Korb	2015	241,274	—	190,000	—		—
	2014	203,145	—	—	—	458,896	—
	2013	—	—	—	—	—	—
Delaney	2015	200,443	—	150,000	—		—
	2014	166,902	—	—	—	387,688	—
	2013	—	—	—	—	—	—
Ketelaar	2015	84,166	—	—	—	—	—
	2014	69,724	—	—	—	—	—
	2013	—	—	—	—	—	—
Williams	2015	84,166	—	—	—	—	—
	2014	69,361	—	—	—	—	—
	2013	—	—	—	—	—	—

Any deferred amounts noted above were deferred pursuant to the Quanex Building Products Corporation Deferred Compensation Plan. Please see the “Compensation Discussion and Analysis” section for a detailed discussion of the performance measures and related outcomes for payments of the awards.

(4)	The amounts in this column represent the change in actuarial present value of each individual’s accumulated benefit under all defined benefit pension plans. The change in pension value reflects the difference in the present value of accumulated benefits determined as of the end of the current reporting period compared to the end of the previous reporting period. For instance, the change for fiscal 2015 would represent the difference between the value at October 31, 2015 and October 31, 2014. The key assumptions used to calculate the change in value are shown with the “Pension Benefits Table”. If aggregate changes in pension value during a fiscal year are negative, such amounts are excluded from the Summary Compensation Table. In addition, Mr. Ketelaar earned $268 and $661 on amounts contributed to the deferred compensation plan during fiscals 2015 and 2014, respectively, which are included herewith.

No named executive officer received preferential or above-market earnings on deferred compensation.

(5)	The named executives receive various perquisites and benefits provided by or paid for by the Company. These perquisites and benefits can include life insurance, financial planning, personal use of automobiles, memberships in social and professional clubs, and relocation reimbursement. Also included are the Company’s contributions under its 401(k) plan, a 15% match under its Employee Stock Purchase Program (ESPP), and dividends on unvested restricted stock and restricted stock units. Effective December 31, 2009, the Compensation Committee eliminated tax gross-up payments on perquisites, except as permitted under the relocation reimbursement guidelines.

The amounts reported in Other Annual Compensation for the named executives are set forth below:

All Other Compensation

	Year	Life Insurance > $50,000 ($)	Financial Planning ($)	Auto- mobile ($)	Annual Club Membership ($)	Relocation Reim- bursement ($)	401K Match ($)	ESPP 15% Stock Match ($)	Unvested Restricted Stock and RSU Dividends * ($)	Total ($)
Griffiths	2015	8,870	—	—	—	—	6,250	—	22,089	37,209
	2014	8,870	—	—	—	43,634	6,250	—	17,801	76,555
	2013	2,559	—	—	—	—	3,606	—	3,000	9,165
Korb	2015	3,519	600	14,954	4,776	—	6,154	—	4,480	34,483
	2014	658	2,858	15,995	5,698	—	6,375	—	8,656	40,240
	2013	632	1,519	13,656	5,053	—	—	—	5,898	26,758
Delaney	2015	6,276	6,766	14,954	6,561	—	6,231	—	3,744	44,532
	2014	6,260	6,893	16,788	5,788	—	6,258	—	7,264	49,251
	2013	6,073	7,497	12,619	5,599	—	6,077	—	6,336	44,201
Ketelaar	2015	2,472	—	11,317	—	—	6,327	207	912	21,235
	2014	2,291	—	3,007	—	—	5,220	234	592	11,344
	2013	2,203	—	2,950	—	7,104	3,606	234	80	16,177
Williams	2015	4,437	—	12,642	—	—	4,816	—	832	22,727
	2014	4,266	—	4,234	—	—	3,825	—	512	12,837
	2013	4,030	—	3,096	—	—	3,606	—	40	10,772

*	Cash dividends are paid on unvested restricted stock shares and unvested restricted stock units. The dividend rate is not preferential and is equal to the rate paid on the Company’s common stock as disclosed in Part II, Item 5 of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015.

(6)	Mr. Ketelaar received a bonus totaling $30,590 under the Company’s Management Incentive Plan in December 2013, related to his service as Vice President – Investor Relations for the fiscal year ended October 31, 2013, of which he deferred $15,295.

Grants of Plan-Based Awards

The following table discloses the estimated range of payouts that were possible for the fiscal year 2015 Annual Incentive Awards along with potential estimated range of payouts that will be possible with respect to Performance Shares granted in December 2014. The table also shows the actual number of stock options and restricted stock awards granted during fiscal 2015 and their respective grant date fair value, as well as the number of Performance Shares granted in fiscal 2015.

Grants of Plan-Based Awards

		Non-Equity Incentive Plan Awards(1) (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards(5) ($)	Grant Date Fair Value of Option Awards(5) ($)
Name	Grant Date		Threshold ($)		Target ($)		Maximum ($)
Griffiths	2015	—	390,000	(2)	780,000	(2)	1,560,000	(2)	—	—	—	—	—
	12/03/14	26,800	—		620,286	(3)	1,240,572	(3)	53,600	48,300	$20.28	1,163,790	448,224

Korb	2015	—	130,000	(2)	260,000	(2)	520,000	(2)	—	—	—	—	—
	12/03/14	8,750	—		202,519	(3)	405,038	(3)	17,450	15,800	$20.28	378,955	146,624

Delaney	2015	—	108,000	(2)	216,000	(2)	432,000	(2)	—	—	—	—	—
	12/03/14	7,400	—		171,273	(3)	342,546	(3)	14,800	13,400	$20.28	321,345	129,042

Ketelaar(6)	2015	—	46,503	(2)	93,005	(2)	186,010	(2)	—	—	—	—	—
	12/03/14	1,950	—		45,133	(3)	90,266	(3)	3,950	3,500	$20.28	85,693	33,705

Williams	2015	—	45,000	(2)	90,000	(2)	180,000	(2)	—	—	—	—	—
	12/03/14	1,950	—		45,133	(3)	90,266	(3)	3,950	3,500	$20.28	85,693	33,705

(1)	The figures shown reflect the non-equity component of Performance Shares granted in December 2014 under the Omnibus Plan. The performance shares are earned based upon a market condition (relative total shareholder return) and an internal performance condition (earnings per share). The grant date fair value related to the market condition was based on a Monte Carlo simulation. The grant date fair value related to the internal performance condition was based on the closing price of the Company’s common stock on the date of grant. The awards settle 50% in cash, and 50% in shares, and the participants can earn from 0% to 200% of the awards granted. The figures presented in this item represent the non-equity portion (amount expected to settle in cash). The portion expected to settle in shares has been included in item (4). This presentation assumes that the shares will settle at 100%.

(2)	These amounts reflect possible Annual Incentive Award (AIA) payments under the Omnibus Plan for fiscal year 2015, under which the named executive officers were eligible to receive a cash bonus based on a target percentage of base salary.

Please see the “Compensation Discussion and Analysis” section for more information regarding this program, performance shares granted thereunder, the related performance measures and the actual performance results.

(3)	These amounts reflect possible payments with regard to the Performance Shares granted under the Omnibus Plan in December 2014 which are expected to settle in cash. The amount of cash which is ultimately paid will be determined by the Company’s performance over the performance period from November 1, 2014 through October 31, 2017.

Please see the “Compensation Discussion and Analysis” section for more information regarding this program, performance shares granted thereunder, and the related performance measures. No amounts were actually paid to the named executive officers during fiscal 2015 pursuant to these performance shares.

(4)	The amounts shown reflect: (a) grants of restricted stock and the equity-portion of performance share awards (assuming shares settle at 100%) and (b) grants of stock options made under the Omnibus Plan. The stock options are granted at fair market value based on the closing share price as of the grant date.

(5)	The fair value shown in this column was calculated in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 15, “Stock-Based Compensation” to the Company’s audited financial statements on Form 10-K for the year ended October 31, 2015.

(6)	The employment of Mr. Ketelaar ceased as of November 3, 2015 and accordingly, (a) future payouts under non-equity incentive plan awards during fiscal 2015 will not be made and (b) restricted stock and option awards made during fiscal 2015 were cancelled and will not vest in the future.

Outstanding Equity Awards

The following table provides information about the outstanding equity awards held by the named executive officers as of October 31, 2015:

Outstanding Equity Awards at October 31, 2015

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(21) ($)
Griffiths	—	48,300	(1)	20.28	12/03/2024	53,600	(15)	1,011,432
	18,600	37,200	(2)	17.63	12/05/2023	60,600	(16)	1,143,522
	117,000	58,500	(3)	16.72	7/09/2023	75,000	(17)	1,415,250
	5,987	—	(4)	19.77	10/31/2022	—		—
	8,132	—	(4)	14.75	10/31/2021	—		—
	6,390	—	(4)	18.02	10/29/2020	—		—
	5,000	—	(4)	15.58	2/26/2020	—		—
	5,489	—	(4)	14.87	10/30/2019
Korb	—	15,800	(1)	20.28	12/03/2024	17,450	(15)	329,282
	6,067	12,133	(2)	17.63	12/05/2023	19,800	(16)	373,626
	29,133	14,567	(5)	21.11	12/05/2022	9,400	(18)	177,378
	54,700	—	(6)	15.08	11/30/2021	—		—
	41,900	—	(7)	16.90	12/1/2020	—		—
	37,500	—	(8)	16.21	12/2/2019	—		—
	61,800	—	(9)	7.83	12/3/2018	—		—
	100,000	—	(10)	15.32	8/1/2018	—		—
Delaney	—	13,400	(1)	20.28	12/03/2024	14,800	(15)	279,276
	5,167	10,333	(2)	17.63	12/05/2023	16,800	(16)	317,016
	23,600	11,800	(5)	21.11	12/05/2022	7,600	(18)	143,412
	46,100	—	(6)	15.08	11/30/2021	—		—
	35,300	—	(7)	16.90	12/1/2020	—		—
	32,400	—	(8)	16.21	12/2/2019	—		—
	50,400	—	(9)	7.83	12/3/2018	—		—
	104,809	—	(11)	15.02	4/23/2018	—		—
Ketelaar(22)	—	3,500	(1)	20.28	12/03/2024	3,950	(15)	74,537
	1,367	2,733	(2)	17.63	12/05/2023	4,450	(16)	83,972
	2,666	1,334	(12)	17.72	6/14/2023	1,000	(19)	18,870
	1,334	666	(5)	21.11	12/05/2022	—		—
	2,000	—	(13)	17.98	9/10/2022	—		—
Williams	—	3,500	(1)	20.28	12/03/2024	3,950	(15)	74,537
	1,367	2,733	(2)	17.63	12/05/2023	4,450	(16)	83,972
	2,667	1,333	(14)	16.94	7/01/2023	1,000	(20)	18,870

(1)	Messrs. Griffiths, Korb, Delaney, and Williams’ stock option awards vest annually in equal installments over a three-year period. One-third of the stock options vest on December 3, 2015, with the remaining two-thirds vesting in equal installments on December 3, 2016 and 2017.
(2)	Messrs. Griffiths, Korb, Delaney, and Williams’ stock option awards vest annually in equal installments over a three-year period. One-third of the stock options vested on December 5, 2014, with the remaining two-thirds vesting in equal installments on December 5, 2015 and 2016. One-third of Mr. Ketelaar’s stock options vested on December 5, 2014.
(3)	Mr. Griffiths stock options vest annually in equal installments over a three-year period. One-third of the stock options vested on July 9, 2014 and one-third of the stock options vested on July 9, 2015, with the remaining one-third vesting on July 9, 2016.
(4)	Mr. Griffiths received these stock option awards while providing service as a non-employee member of the Board of Directors. As such, in accordance with the plan provisions, these stock options vested immediately upon grant.
(5)	Messrs. Korb and Delaney’s stock options vest annually in equal installments over a three-year period. One-third of the stock options vested on December 5, 2013 and one-third of the stock options vested on December 5, 2014, with the remaining one-third vesting on December 5, 2015. One-third of Mr. Ketelaar’s stock options vested on December 5, 2013 and one-third vested on December 5, 2014.
(6)	Messrs. Korb and Delaney’s stock options vested annually in equal installments on November 30, 2012, 2013 and 2014.
(7)	Messrs. Korb and Delaney’s stock options vested annually in equal installments on December 1, 2011, 2012 and 2013.
(8)	Messrs. Korb and Delaney’s stock options vested annually in equal installments on December 2, 2010, 2011 and 2012.
(9)	Messrs. Korb and Delaney’s stock options vested annually in equal installments on December 3, 2009, 2010 and 2011.
(10)	Mr. Korb’s stock options vested annually in equal installments on August 1, 2009, 2010 and 2011.
(11)	Mr. Delaney’s stock options vested annually in equal installments on April 23, 2009, 2010 and 2011.
(12)	Mr. Ketelaar’s stock options vest annually in equal installments over a three-year period. One-third of the stock options vested on June 14, 2014 and one-third of the stock options vested on June 14, 2015.
(13)	Mr. Ketelaar’s stock options vested annually in equal installments on September 10, 2013, 2014 and 2015.
(14)	Mr. Williams’ stock options vest annually in equal installments over a three-year period. One-third of the stock options vested on July 1, 2014 and one-third of the stock options vested on July 1, 2015, with the remaining one-third vesting on July 1, 2016.
(15)	Amounts include restricted stock awards for Messrs. Griffiths, Korb, Delaney, Ketelaar and Williams of 26,800 shares; 8,700 shares; 7,400 shares; 2,000 shares and 2,000 shares, respectively; as well as the equity portion of performance share awards (assuming shares settle at 100%) for Messrs. Griffiths, Korb, Delaney, Ketelaar and Williams of 26,800 shares; 8,750 shares; 7,400 shares; 1,950 shares and 1,950 shares, respectively. Restricted stock awards vest on December 3, 2017, three years from the date of grant, and the equity portion of the performance shares vest based upon performance for the period November 1, 2014 through October 31, 2017.

(16)	Amounts include restricted stock awards for Messrs. Griffiths, Korb, Delaney, Ketelaar and Williams of 30,300 shares; 9,900 shares, 8,400 shares; 2,200 shares and 2,200 shares, respectively; as well as the equity portion of performance share awards (assuming shares settle at 100%) for Messrs. Griffiths, Korb, Delaney, Ketelaar and Williams of 30,300 shares; 9,900 shares; 8,400 shares; 2,250 shares and 2,250 shares, respectively. Restricted stock awards vest on December 5, 2016, three years from the date of grant, and the equity portion of the performance shares vest based upon performance for the period November 1, 2013 through October 31, 2016.
(17)	Mr. Griffiths’ restricted stock awards fully vest on July 9, 2016, three years from the date of grant.
(18)	Messrs. Korb and Delaney’s restricted stock awards fully vest on December 5, 2015, three years from the date of grant.
(19)	Mr. Ketelaar’s restricted stock awards fully vest on June 14, 2016, three years from the date of grant.
(20)	Mr. Williams’ restricted stock awards fully vest on July 1, 2016, three years from the date of grant.
(21)	This column shows the total market value of the unvested stock awards as of October 31, 2015, based on the closing price per share of Quanex Building Products Corporation’s stock of $18.87 on October 31, 2015.
(22)	The employment of Mr. Ketelaar ceased on November 3, 2015. All awards (or portions thereof) that did not vest prior to that date were cancelled as a result of such cessation of employment.

Option Exercises and Stock Vested in Fiscal 2015

The following table provides information regarding the value realized by the named executive officers upon the exercise of options and vesting of restricted stock awards during the fiscal year ended October 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)

Griffiths	—	—	—	—

Korb	—	—	11,600	229,448

Delaney	—	—	9,800	193,844

Ketelaar	—	—	—	—

Williams	—	—	—	—

(1)	The value realized upon exercise represents the number of options exercised multiplied by the excess of the closing market price of a share of Quanex Building Products Corporation stock on the exercise date over the price on the grant date. None of the named executive officers exercised stock options during fiscal 2015.
(2)	The value realized upon vesting represents the number of shares of stock vesting multiplied by the closing market price of a share of Quanex Building Products Corporation stock on the vesting date.

Pension Benefits

Our named executive officers are eligible to participate in our Salaried and Nonunion Employee Pension Plan, described below, that is generally available to all our salaried and nonunion hourly employees. The named executive officers are also eligible to participate in certain plans, also described below, which are only available to a select group of management and highly compensated employees.

Salaried and Nonunion Employee Pension Plan

We have established the Salaried and Nonunion Employee Pension Plan (the “Pension Plan”), a noncontributory defined benefit pension plan intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code, for the benefit of substantially all of our salaried and nonunion hourly employees. With some exceptions, an employee is eligible to participate in the Pension Plan once that employee has completed one hour of service.

Under the Pension Plan, two main types of benefits are available to participants, depending upon when they began participating in the Pension Plan or the Quanex Corporation Salaried Employees’ Pension Plan (the “Quanex Corporation Pension Plan”). The employees who participated in the Quanex Corporation Pension Plan on or before December 31, 2006 are generally referred to as “Traditional Participants,” while employees who began participating in the Quanex Corporation Pension Plan or the Pension Plan after such date are generally referred to as “Cash Balance Participants”.

Under the Pension Plan, a Traditional Participant is entitled to receive a monthly single life annuity, payable following termination of employment at or after age 65, equal to the sum of (i) and (ii), less (iii), where:

(i) is the greater of (x) 1.5% of the Traditional Participant’s average monthly compensation for the five consecutive calendar years that lead to the highest monthly average multiplied by his whole and fractional years of benefit service earned with Quanex Corporation prior to November 1, 1985, or (y) the product of $9.00 and his years of benefit service earned with Quanex Corporation prior to November 1, 1985;

(ii) is the greater of (x) the sum of 1% of the Traditional Member’s average monthly compensation for the five consecutive calendar years that lead to the highest monthly average up to but not in excess of 1/12 of the average of the Social Security taxable wage bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the Traditional Member attains Social Security retirement age (referred to as Social Security covered compensation) and 1.5% of the Traditional Member’s average monthly compensation for the five consecutive calendar years that lead to the highest monthly average in excess of 1/12 of the Traditional Member’s Social Security covered compensation, the total of which is then multiplied by his whole and fractional years of benefit service earned with Quanex Corporation and the Company from and after November 1, 1985 or (y) the product of $9.00 and the Traditional Member’s whole and fractional years of benefit service earned with Quanex Corporation and the Company from and after November 1, 1985; and

(iii) is the Traditional Participant’s monthly accrued benefit under any qualified defined benefit plan that was maintained at any time by Quanex Corporation or the Company to the extent that the Traditional Participant’s service taken into account for benefit accrual purposes under such other plan is taken into account as benefit service under the Pension Plan.

Traditional Participants are eligible for early retirement benefits when they attain age 55 with five years of service. The early retirement benefit is calculated (x) minus (y), where (x) is the sum of items (i) and (ii) immediately above, reduced by 5/9 of 1% for each of the first 60 months that the early retirement benefit payment commencement date precedes the Traditional Participant’s normal retirement date and further reduced by 5/18 of 1% for each of the months in excess of 60 that the payment commencement date precedes the Traditional Participant’s normal retirement date, and (y) is item (iii) immediately above, but determined as if the Traditional Participant’s benefit under such Quanex Corporation or Company qualified defined benefit plan commences to be paid at the same time as the Pension Plan benefit, using the reduction factors used in connection with such other qualified defined benefit plan. No current executive officers are presently eligible to receive retirement benefits under the Pension Plan.

Under the Pension Plan, upon termination of employment with the Company, a Cash Balance Participant receives the following after at least three years of vesting:

The sum of the notional company contributions accrued under the Pension Plan through the date on which the Cash Balance Participant terminates employment with us, where such contribution generally equals 4% of the Cash Balance Participant’s compensation for the applicable year; plus

The sum of the interest credits on those notional company contributions accrued under the Pension Plan through the date on which the Cash Balance Participant terminates employment with us, where such contribution generally equals the interest rate on the 30-year Treasury security for the fifth month prior to the first day of the applicable year.

For purposes of both Traditional Participants’ benefits and Cash Balance Participants’ benefits, the compensation taken into account under the Pension Plan is generally comprised of salary and bonus compensation for the applicable year.

Pension Plan benefits for unmarried participants are generally payable as a single life annuity and for married participants as a 50% joint and survivor annuity, unless the participant and his spouse, if applicable, elect to receive the benefit under another optional form of payment available under the Pension Plan. If the participant receives a benefit other than a single life annuity, the benefit will be adjusted to provide the actuarial equivalence of the participant’s benefit under the Pension Plan. This adjustment is designed so Pension Plan benefits will be equivalent as if the option had not been chosen.

Supplemental Employee Retirement Plan

We provide additional retirement benefits to certain of our named executive officers under the Supplemental Employee Retirement Plan (the “SERP”). Eligibility to participate in the SERP is determined by the Board of Directors. Currently the SVP – Finance and CFO, and the SVP – General Counsel and Secretary are the only participants in the SERP.

Under the SERP, an eligible participant receives a monthly single life annuity (or actuarially equivalent optional form of payment) payable at age 65 equal to:

•	2.75% of the highest consecutive 36-month average of salary and bonus compensation from the last 60 months of employment,

•	multiplied by the eligible executive’s years of service with the Company (but not in excess of 20 years), and

•	reduced by (i) any benefits payable under the Pension Plan and (ii) 50% of the executive’s Social Security benefits adjusted pro rata for years of service not in excess of 20 years.

The eligible executive is required to remain employed until he or she has accumulated five years of service in order to receive a benefit under the SERP. SERP participants are eligible for early retirement benefits when they attain age 55 with five years of service. The early retirement benefit is calculated based on average compensation and service at early retirement, and reduced by 5% for each year benefit commencement precedes age 65. No current executive officers are presently eligible to receive retirement benefits under the SERP.

Upon an eligible executive’s termination of employment after a change in control, he or she will be eligible to receive a lump sum payment in lieu of any other benefit payable from the SERP. The lump sum is equal to the present value of the SERP life annuity, which is payable immediately without reduction for early payment, based on the executive’s years of service and compensation at date of termination. The SERP is administered in a manner that is intended to comply with Section 409A of the Internal Revenue Code.

Restoration Plan

We provide additional retirement benefits to our executive officers who do not participate in the SERP under the Restoration Plan (the “Restoration Plan”). Eligibility to participate in the Restoration Plan is determined by a committee appointed by the Company’s Board of Directors. Currently, the CEO, the VP – Treasurer, the VP – Controller, and the Company’s divisional leaders are the only participants in the Restoration Plan.

Under the Restoration Plan, an eligible participant will receive a lump sum actuarial equivalent of a monthly benefit for life payable at age 65 equal to:

•	the benefit payable to the eligible executive under the Pension Plan if the compensation taken into account under that plan were not capped at the amount required under Section 401(a)(17) of the Internal Revenue Code,

•	reduced by the benefit payable to the executive under the Pension Plan taking into account only the amount of compensation allowed under Section 401(a)(17) of the Internal Revenue Code.

The specific elements of an executive’s compensation taken into account for purposes of the Restoration Plan are the same as those items of compensation taken into account for purposes of the Pension Plan, described above.

The eligible executive must remain employed until he or she has accumulated five years of service in order to receive a benefit under the Restoration Plan. Restoration Plan participants are eligible for early retirement benefits when they attain age 55 with five years of service. The early retirement benefit is the actuarial equivalent of the participant’s lump sum benefit under the Restoration Plan, determined as of his or her early retirement date. No current executive officers are presently eligible to receive retirement benefits under the Restoration Plan. The Restoration Plan is administered in a manner that is intended to comply with Section 409A of the Internal Revenue Code.

Pension Benefits Table

The following table discloses the years of credited service of, present single-sum value of the accrued benefits as of October 31, 2015 for, and payments during fiscal year 2015 for the named executive officers under the SERP, the Pension Plan, and the Restoration Plan. For information related to the valuation method and material assumptions applied in quantifying the present value of the current accrued benefit, please see Note 9, “Retirement Plans” included in the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William C. Griffiths	Restoration Plan(3)	2.32	140,113	—
	Pension Plan(2)	2.32	35,374	—
Brent L. Korb	SERP(1)	11.95	872,545	—
	Pension Plan(2)	11.95	171,941	—
Kevin P. Delaney	SERP(1)	12.29	959,682	—
	Pension Plan(2)	12.29	379,452	—
Martin P. Ketelaar(4)	Restoration Plan(3)	3.14	4,435	—
	Pension Plan(2)	3.14	46,601	—
M. Dewayne Williams	Restoration Plan(3)	2.33	4,431	—
	Pension Plan(2)	2.33	33,549	—

(1)	The SERP provides retirement benefits for certain designated officers in addition to those provided under the Pension Plan. The purpose of the SERP is to supplement those retirement benefits that a Participant may be entitled to receive as a salaried employee of the Company. The SERP pays a retirement benefit to eligible executives following retirement or termination of employment. As noted above, the benefit formula under the SERP equals: 2.75 percent of final average earnings (defined as the highest 36 months of compensation during the last 60 months preceding retirement or termination) multiplied by years of service (not in excess of 20 years), less the sum of (1) the executive’s Pension Plan benefit, and (2) one-half of the executive’s Social Security benefit multiplied by a fraction (which shall not exceed one), the numerator of which is the executive’s number of years of service and the denominator of which is 20. The definition of “compensation” under the SERP includes W-2 wages modified by excluding reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, welfare benefits, BeneFlex dollars under the Company’s medical reimbursement plan, and restricted stock awards and stock options; and modified further by including elective contributions under a Company cafeteria plan and the 401(k) Plan.

Vesting in the SERP is based on five years of service. Early retirement under the SERP requires a participant to attain age 55 with five years of service. None of the named executive officers is currently eligible to receive an early retirement benefit under the SERP. If a participant retires prior to age 65, the accrued benefit is reduced 5% for each year (and fractional year) that the participant’s benefit commencement precedes age 65.

Benefits under the SERP are paid under the following options:

•	Single Life Annuity

•	50%, 75%, or 100% Joint & Survivor Annuity

•	10 Year Certain and Life

•	Single Lump Sum

The SERP also pays a death benefit to the designated beneficiary if the participant has retired or terminated employment, but has not commenced payment. In addition, the SERP pays a disability benefit. Should a participant with six months of service terminate due to disability prior to early retirement, the SERP will pay a disability benefit until age 65 equal to 50% of the sum of his monthly earnings in effect at the date of his disability and the monthly equivalent of the average of his incentive awards for the prior three plan years, less the sum of (1) the participant’s Pension Plan benefit; (2) the participant’s Social Security benefit; (3) the participant’s benefit under the Company’s group long-term disability insurance plan; (4) the participant’s benefit under an individual disability policy provided by the Company; and (5) the participant’s benefit under the Company’s wage continuation policy plan. Benefits payable from the SERP are equal to the actuarial equivalent of the accrued benefit at date of distribution employing the actuarial equivalent definition from the Pension Plan. The Company has no policy for granting additional service under the SERP. Mr. Griffiths is not participating in the SERP, and therefore participates in the Restoration Plan, described below.

(2)	The Pension Plan was established to provide retirement income to the Company’s non-union employees. It is an ERISA qualified pension plan. As discussed above, the Pension Plan pays a retirement benefit to eligible participants depending on whether the participant is a Traditional Participant or a Cash Balance Participant. A Traditional Participant’s Pension Plan Benefit generally is equal to 1.5% of the Traditional Participant’s average monthly compensation (that is, the participant’s high 5 consecutive years of earnings out of the 10 years preceding termination or retirement) times years and fractional years of benefit service earned prior to November 1, 1985 plus the sum of 1% of average monthly compensation up to Social Security covered compensation and 1.5% of the Traditional Member’s average monthly compensation in excess of Social Security covered compensation, the total of which is multiplied by years and fractional years of benefit service from, on and after November 1, 1985. Compensation is defined as earned income excluding deferred compensation. Compensation is limited by the compensation limits imposed under the Internal Revenue Code. For Cash Balance Participants, the Pension Plan pays the amount in the participant’s account balance with interest at date of termination. The contribution is generally 4% of Pension Plan compensation plus a guaranteed rate of interest. The Pension Plan pays a death benefit prior to retirement to the spouse, or to the estate, if no spouse. The Pension Plan does not provide for a disability retirement. The Pension Plan requires 5 years of vesting service for Traditional Participants and 3 years of vesting service for Cash Balance Participants. Early retirement under the Pension Plan requires a Traditional Participant to have attained age 55 with 5 years of service. None of the named executive officers is currently eligible to receive an early retirement benefit under the Pension Plan. Benefits commencing prior to age 65 are reduced 5/9ths of 1% for each of the first 60 months, and an additional 5/18ths of 1% for each month in excess of 60 that benefits commence prior to age 65. The Company has no policy for granting additional service under the Pension Plan. Mr. Delaney is a Traditional Participant, and Messrs. Griffiths, Korb, Ketelaar and Williams are Cash Balance Participants.

(3)	The Restoration Plan was established to provide a retirement pay supplement for a select group of management or highly compensated employees so as to retain their loyalty and to offer a further incentive to them to maintain and increase their standard of performance. The Restoration Plan pays a retirement benefit in the form of a lump sum to eligible employees following retirement or termination of employment. If a participant terminates employment, an actuarial equivalent lump sum of the participant’s Pension Plan benefit that would be payable if the applicable limitation under section 401(a)(17) of the Code for each fiscal year of the Pension Plan commencing on or after November 1, 1994, was not limited (indexed for increases in the cost of living), less the Participant’s Pension Plan benefit. Early retirement under the Restoration Plan requires a participant to have attained age 55 with 5 Years of Service. None of the named executive officers is currently eligible to receive an early retirement benefit under the Restoration Plan. The Restoration Plan requires 5 years of service for vesting purposes for Traditional Participants, and three years of service for Cash Balance Participants. In addition, the Restoration Plan pays a death benefit to the designated beneficiary of a participant if the participant has retired or terminated employment, but has not commenced payment. The Restoration Plan does not provide a disability benefit. The Company has no policy for granting additional service under the Restoration Plan.

(4)	The employment of Mr. Ketelaar ceased as of November 3, 2015. As a result of this cessation of employment, Mr. Ketelaar received no benefits under the Restoration Plan, but is eligible to receive benefits under the Pension Plan.

Qualified Defined Contribution Plans

Salaried and Nonunion Employee 401(k) Plan

We have established the Salaried and Nonunion Employee 401(k) Plan (the “401(k) Plan”), a defined contribution plan intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code, for the benefit of substantially all of our salaried and nonunion hourly employees. An employee is eligible to participate in the 401(k) Plan on the later of (i) the date the Company or an affiliate which employs the employee adopts the 401(k) Plan or (ii) the date the employee completes one hour of service for the Company.

Participants in the 401(k) Plan may contribute from 1% of compensation per payroll period up to a maximum percentage per payroll period to be determined by the administrative committee of the Company’s plans that was appointed by the Board of Directors (the “Benefits Committee”). In addition, any new participants who do not affirmatively elect otherwise have 3% of their compensation per payroll period automatically contributed to the 401(k) Plan. To the extent permitted by the Benefits Committee, participants may also make after-tax contributions to the 401(k) Plan.

The Company makes matching contributions to each participant’s account equal to 50% of the pre-tax contributions the participant makes to the 401(k) Plan, up to 5% of the participant’s eligible compensation. The Company temporarily suspended its matching contributions to the 401(k) Plan effective April 1, 2009, and reinstated the matching contributions effective February 1, 2010. The Company may, at its discretion, make profit-sharing contributions to the participants’ accounts.

Participants will always be 100% vested in their pre-tax and after-tax contributions to the 401(k) Plan. Company matching and profit-sharing contributions vest 20% per year and are 100% vested after five years. In addition, a participant will be 100% vested in all amounts under the 401(k) Plan in the event of (i) disability prior to termination of employment, (ii) retirement or (iii) death prior to termination of employment.

All distributions from the 401(k) Plan will be made in a single lump sum payment.

Stock Purchase Plans

Employee Stock Purchase Plan

The Employee Stock Purchase Plan (the “Stock Purchase Plan”) is designed to provide our eligible employees the opportunity to invest in our Common Stock through voluntary payroll deductions. In addition, participating employees receive a percentage match from the Company, thereby encouraging employees to share in the Company’s success and to remain in its service. The Stock Purchase Plan is not intended to meet the requirements of Section 423 of the Internal Revenue Code.

The Stock Purchase Plan is administered by Wells Fargo Shareowner Services (the “Bank”), who may be removed at management’s election.

Regular full time employees of the Company (or any of the Company’s subsidiaries with the Company’s consent) are eligible to participate in the Stock Purchase Plan. Participation in the Stock Purchase Plan is voluntary.

Contributions to the Stock Purchase Plan

Contributions to the Stock Purchase Plan consist of employees’ payroll deductions and an amount from the Company equal to 15% of those deductions. The Company temporarily suspended its 15% contribution effective April 1, 2009, and reinstated the contribution effective February 1, 2010. The Bank establishes an account under the Stock Purchase Plan as agent for each eligible employee electing to participate in the Stock Purchase Plan and credits the following sources of cash to each employee’s account for the purchase of full and fractional shares of Common Stock (“Plan Shares”):

•	such employee’s payroll deductions;

•	such employee’s 15% Company contribution;

•	cash dividends received from the Company on all shares in such employee’s Stock Purchase Plan account at the time a dividend is paid; and

•	cash resulting from the sale of any (i) rights to purchase additional shares of the Company’s stock or other securities of the Company, or (ii) securities of any other issuer.

Participants generally may not add shares of Common Stock held in their name to their accounts. All shares are held in the name of the Bank or its nominee as Plan Shares subject to the terms and conditions of the Stock Purchase Plan.

Purchase of Plan Shares

The Bank applies cash credited to each participant’s account to the purchase of full and fractional Plan Shares and credits such Plan Shares to such participants’ accounts. The price at which the Bank is deemed to have acquired Plan Shares for accounts is the average price, excluding brokerage and other costs of purchase, of all Plan Shares purchased by the Bank for all participants in the Stock Purchase Plan during the calendar month. The Bank purchases Plan Shares in negotiated transactions or on any securities exchange where the Company’s Common Stock is traded. The purchases are on terms as to price, delivery and other matters, and are executed through those brokers or dealers, as the Bank may determine.

Stock Certificates

The Bank holds the Plan Shares of all participants in its name or in the name of its nominee evidenced by as many or as few certificates as the Bank determines. No certificates representing Plan Shares purchased for participants’ accounts are issued to any participant unless the participant makes a request in writing or until the participant’s account is terminated and the participant makes the election described below under “Termination and Withdrawal by Participants.” Certificates are not issued for fewer than 10 shares unless the participant’s account is terminated.

Voting of Plan Shares

The Bank will vote each participant’s Plan Shares as instructed by the participant on a form to be furnished by and returned to the Bank at least five days (or such shorter period as the law may require) before the meeting at which the Plan Shares are to be voted. The Bank will not vote Plan Shares for which no instructions are received.

Assignment or Sale

Except as otherwise described herein, participants cannot sell, pledge, or otherwise assign or transfer their accounts, any interest in their accounts or any cash or Plan Shares credited to their accounts. Any attempt to do so will be void.

Subject to the restrictions set forth below under “Restrictions on Resale,” each participant may request that the Bank sell:

•	all or part of such participant’s Plan Shares at any time, if the participant is employed by the Company or in connection with a division or subsidiary of the Company immediately before the Company sells or otherwise disposes of that division or subsidiary and after such sale or other disposition the participant is no longer employed by the Company or its subsidiary; and

•	all or any part of such participant’s Plan Shares at any time after they have been held in the participant’s account for at least one year.

If a participant elects to sell all of his or her Plan Shares, such participant will be deemed to have terminated participation in the Stock Purchase Plan.

Termination and Withdrawal by a Participant

Participants may terminate their participation in the Stock Purchase Plan at any time by giving proper notice. Upon receipt of such notice, unless the participant has made a contrary election in written response to the Bank’s notice relating to such participant’s account, the Bank will send the participant a certificate or certificates representing the full Plan Shares accumulated in the participant’s account and a check for the net proceeds of any fractional share in the participant’s account. After the participant’s withdrawal, the sale by the participant of any shares of Common Stock issued to the participant upon such withdrawal is subject to the restrictions below under “Restrictions on Resale.” If a participant elects to terminate his or her participation in the Stock Purchase Plan, he or she may not rejoin the Stock Purchase Plan for a period of six months from the date of termination.

Restrictions on Resale

The Company’s officers, directors and affiliates (as defined by the relevant securities laws) are subject to certain restrictions on resale that apply to sales by (i) the Bank on their behalf of shares of Common Stock pursuant to the Stock Purchase Plan and (ii) the participant, after he or she withdraws from the Stock Purchase Plan, of shares of Common Stock issued to the participant upon his or her withdrawal from the Stock Purchase Plan.

Nonqualified Defined Benefit and Other Nonqualified Deferred Compensation Plans

The Company’s directors, executive officers, key management and highly compensated employees are eligible to participate in certain non-tax qualified plans described below.

2008 Omnibus Incentive Plan, as amended

The Company recognizes the importance of aligning the interests of its directors, officers, and employees with those of its stockholders. This alignment of interests is reflected in the Omnibus Plan, which provides those persons who have substantial responsibility for the management and growth of the Company and its affiliates with additional performance incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their employment or affiliation with the Company and its affiliates.

The Omnibus Plan provides for the granting of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units, performance share awards, performance unit awards, annual incentive awards, other stock-based awards and cash-based awards. Certain awards under the Omnibus Plan may be paid in cash or in Common Stock. Eligibility will be determined by the Compensation Committee, which has exclusive authority to select the officer and employee participants to whom awards may be granted, and may determine the type, size and terms of each award. The Compensation Committee will also make all determinations that it decides are necessary or desirable in the interpretation and administration of the Omnibus Plan.

Deferred Compensation Plan

The Company maintains the Quanex Building Products Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”), a plan not intended to be qualified under section 401(a) of the Internal Revenue Code, which allows certain highly compensated management personnel and directors to defer all or a portion of their directors’ fees, certain compensation under the Omnibus Plan and compensation under the Management Incentive Plan (the “MIP”).

The following table discloses contributions, earnings and balances to the named executive officers under the Deferred Compensation Plan for the fiscal year ending October 31, 2015.

Name	Executive Contributions FY 2015(1) ($)	Registrant Contributions in FY 2015 ($)	Aggregate Earnings in FY 2015(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 10/31/2015(3) ($)
William C. Griffiths	—	—	—	—	—
Brent L. Korb	—	—	—	—	—
Kevin P. Delaney	—	—	—	—	—
Martin P. Ketelaar	—	—	268	—	16,224
M. Dewayne Williams	—	—	—	—	—

(1)	Executive contributions relate to incentive compensation earned for performance from November 1, 2013 to October 31, 2014 and deferred in December 2014, when they would have otherwise been paid, during fiscal 2015. None of the named officers elected to defer any incentive compensation related to this performance period.
(2)	Aggregate earnings primarily reflect the change in market value of the deemed common stock held in each participant’s deferred compensation account.
(3)	The aggregate balance is as of October 31, 2015, and includes current and previous years’ executive and registrant contributions and the earnings on those contributions, less any withdrawals. The amounts reported in the aggregate balance at October 31, 2015 are reported in the Summary Compensation Table or were previously reported as compensation to the named executive officer in the Summary Compensation Table if such individual was included as a named executive officer in the respective previous years.

Eligibility and Participation

The individuals who are eligible to participate in the Deferred Compensation Plan are all participants in the Omnibus Plan or the MIP, and all of the Company’s directors, subject to additional eligibility requirements for participation in the Deferred Compensation Plan as the Compensation Committee may determine from time to time.

Deferral Elections

A participant may elect, during the designated election periods, (1) the percentage of his bonus awarded under the MIP (an “Incentive Bonus”) earned during the applicable year to be deferred under the Deferred Compensation Plan; (2) the percentage of his compensation earned under the Omnibus Plan during the applicable year (“Omnibus Compensation”) to be deferred under the Deferred Compensation Plan; (3) the percentage of his director fees earned during the applicable year to be deferred under the Deferred Compensation Plan; (4) the percentage to be deferred in the form of deemed shares of Common Stock or other investment funds provided under the Deferred Compensation Plan; (5) the length of the period for deferral; and (6) the form of payment at the end of the period for deferral (either a lump sum, or quarterly or annual installment payments over a period of time of not less than three nor more than 20 years). All elections made are irrevocable once they are made for a given plan year, except for the election as to how the distribution is to be made or as otherwise permitted under applicable Internal Revenue Service guidance. That election can be changed if the change is made at least 12 months prior to the end of the deferral period, is not effective for at least 12 months and the scheduled payment is no earlier than five years after the date on which the payment would have otherwise have been made or commenced. If the election of the form of distribution is changed and an event causing distribution occurs within one year, the change in election will be ineffective and the original election will remain in effect.

The deferrals in the form of deemed shares of Common Stock elected by all participants in any plan year will not be allowed to exceed 3% of the shares of Common Stock outstanding on the first day of the plan year.

Company Match

Previously, if a participant elected to defer a portion of his Incentive Bonus, Omnibus Compensation or director fees under the Deferred Compensation Plan in the form of deemed shares of the Company’s Common Stock for a period of three full years or more, the Company provided a matching award of additional deemed shares of Common Stock equal to 20% of the amount deferred, excluding deferrals of long-term incentives, in the form of deemed shares of our Common Stock. The Company suspended its matching award effective April 1, 2009.

The Participant’s Account

Under the Deferred Compensation Plan, an account is established for each participant, which the Company maintains. The account reflects the amount of the obligation to the participant at any given time (comprised of the amount of compensation deferred for the participant under the Deferred Compensation Plan, the Company match, if any, and the amount of income credited on each of these amounts). If the participant elects his deferral to be in the form of deemed shares of our Common Stock, the number of shares credited to his account as Common Stock will be the number of shares of our Common Stock that could have been purchased with the dollar amount deferred, without taking into account any brokerage fees, taxes or other expenses that might be incurred in such a transaction, based upon the closing quotation on the NYSE on the date the amount would have been paid had it not been deferred. In addition to the option to hold the account as deemed shares of Common Stock, the participant may choose from a variety of investment choices.

Dividends and Distributions Associated with Company Common Stock.

When dividends or other distributions are declared and paid on the Company’s Common Stock, those dividends and other distributions will be accrued in a participant’s account based upon the shares of Common Stock deemed credited to the participant’s account. Such amounts credited to a participant’s account will vest at the same time the underlying deemed shares of Common Stock vest and will be subject to the same forfeiture restrictions. The dividends or other distributions, whether stock, property, cash or other rights, are credited to the account as additional deemed shares of the Company’s Common Stock. For this purpose, all dividends and distributions not in the form of deemed shares of the Company’s Common Stock or cash are valued at the fair market value as determined by the Compensation Committee.

Common Stock Conversion Election

At any time during a period commencing three years prior to the earliest time a participant could retire under the Pension Plan and ending on the participant’s normal retirement date as established under the Pension Plan, the participant is allowed to elect a retirement date under the Pension Plan and may elect to have all deemed shares of Common Stock in his account converted to cash and deemed to be invested in the participant’s selected investment options. At any time which is at least three years after deemed Common Stock is credited to a participant’s account, the participant is allowed to elect to have such deemed Common Stock converted to cash and deemed to be invested in the participant’s selected investment options.

Vesting

All deferrals of the Incentive Bonus, Omnibus Compensation and director fees are 100% vested at all times, except in event of forfeiture as described below. Company matching contributions and dividends are 100% vested after the earliest of (i) three years after the applicable deemed share of Common Stock is credited to the participant’s account, (ii) the participant’s death, (iii) the participant’s termination of employment due to disability or (iv) the participant’s retirement.

If the Compensation Committee finds that the participant was discharged by the Company for fraud, embezzlement, theft, commission of a felony, proven dishonesty in the course of his employment by the Company that damaged the Company, for disclosing its trade secrets, or for competing directly or indirectly with the Company at any time during the first two years following his termination of employment, the entire amount credited to his account, exclusive of the total deferrals of the participant, will be forfeited. Notwithstanding the foregoing, such forfeitures will not apply to a participant discharged during the plan year in which a change of control occurs.

Distributions under the Deferred Compensation Plan

Upon a distribution or withdrawal, the balance of all amounts deemed invested in investment funds and the number of deemed shares of Common Stock credited to the participant and required to be distributed is distributed in cash, whether the distribution or withdrawal is in a lump sum or in installments. The value per deemed share of common stock will be calculated based on the closing quotation for the Company’s Common Stock on the NYSE. Distributions are made with respect to a participant’s interest in the Deferred Compensation Plan upon the expiration of the term of deferral as was previously elected by the participant or upon the participant’s earlier death or disability. A withdrawal may be made by the participant prior to an event causing distribution, in an amount needed to satisfy an emergency, in certain unforeseeable events of hardship beyond the control of the participant, as approved by the Compensation Committee.

The Deferred Compensation Plan is administered in a manner that is intended to comply with Section 409A of the Internal Revenue Code.

COMMON STOCK OWNERSHIP

The following table sets forth, as of January 4, 2016, the number and percentage of beneficial ownership of shares of Common Stock, Restricted Stock Units, shares of Phantom Common Stock credited under the Deferred Compensation Plan, and the amount of shares obtainable upon conversion of options exercisable (or exercisable within 60 days) for each current director and nominee for director of the Company, the executive officers named in the Summary Compensation Table on page 40 of this Proxy Statement, and all officers and directors as a group. Each of the directors and executive officers has sole voting and investment authority with respect to the securities listed by their name below.

	Common Stock Owned of Record	Restricted Stock Units	Phantom Common Stock Credited Under DC Plan	Common Stock Underlying Exercisable Options(1)	Total	Percent
William C. Griffiths	160,700	5,954	—	201,298	367,952	1.08%
Brent L. Korb	96,995	—	—	356,999	453,994	1.33%
Kevin P. Delaney	90,867	—	—	319,208	410,075	1.20%
Martin P. Ketelaar	5,853	—	—	7,365	13,218	*
M. Dewayne Williams	7,400	—	—	6,565	13,965	*
Robert R. Buck	—	8,023	13,475	20,876	42,374	*
Susan F. Davis	25,182	15,434	19,686	56,308	116,610	*
LeRoy D. Nosbaum	2,500	11,134	—	35,398	49,032	*
Joseph D. Rupp	—	15,434	—	56,308	71,742	*
Curtis M. Stevens	—	11,134	10,337	35,398	56,869	*
All Officers and Directors as a group	389,497	67,113	43,498	1,095,723	1,595,831	4.66%

*	Less than 1.0%
(1)	Includes options exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Under SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s equity securities are required to file certain reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that all such SEC filing requirements were satisfied during the fiscal year ended October 31, 2015, with the exception of the below.

On September 10, 2015, 137 shares of restricted stock held by Mr. Ketelaar were surrendered to satisfy tax withholding obligations in connection with the vesting of stock awards granted on September 10, 2012. The surrender of those shares was inadvertently not reported on Form 4 in a timely manner.

CORPORATE GOVERNANCE

The following sections of this Proxy Statement provide an overview of the Company’s corporate governance structure, including our Board leadership structure, certain responsibilities and activities of the Board and its Committees and independence and other criteria we use in selecting Director nominees. We also discuss how our stockholders and other stakeholders can communicate with the Board of Directors.

Recent Governance Initiatives

The Company takes good corporate governance extremely seriously and is committed to evolving to meet – and exceed – corporate governance best practices. To this end, following a careful review of the Company’s practices, the Board adopted a number of governance reforms in 2015. These initiatives included:

•	Transition to Annual Election of Directors – The Board resolved to recommend for stockholder approval the declassification of the Board, which would be achieved through a phase-in of annual elections over three years, subject to stockholder approval. See “Proposal No. 3 – Approval of Proposed Amendment to Our Certificate of Incorporation to Declassify Our Board of Directors”.

•	Majority Voting Standard in Bylaws – The Company adopted a majority voting standard in its bylaws for uncontested elections and formally eliminated the plurality standard. Previously, the majority standard resided in the Company’s corporate governance guidelines only.

•	Change in Amendment Supermajority Thresholds – The Board resolved to recommend for stockholder approval that the supermajority approval threshold required for certain amendments to the certificate of incorporation and bylaws be set at 66 2/3rds%, a reduction from 80% in most cases. See “Proposal No. 4 – Proposed Amendment to Our Certificate of Incorporation to Set Supermajority Voting Provisions For Certain Amendments at 66 2/3rds% of Our Shares.”

•	Granting Stockholders the Right to Call a Special Meeting – The Company granted stockholders who hold 25% of its shares the right to call a special meeting of stockholders and accordingly seek changes on an interim basis.

•	Reduction of Advance Notice Window – The Company modified its advance notice window for nominations and proposals for stockholder meetings commencing in 2017 to 90-120 days in advance of the anniversary of the prior year’s meeting. The prior standard was 120-150 days in advance of the anniversary of the mailing of the proxy statement.

The Company also adopted several related or conforming bylaw amendments conditional on stockholder approval of amendments to the certificate of incorporation, including a bylaw amendment to provide that (i) until the Board is fully declassified, directors shall be subject to removal for cause only by majority vote of stockholders entitled to vote in elections of directors and (ii) following the time the Board is fully declassified, annually elected directors shall be removable with or without cause by 66 2/3rds% of the outstanding shares entitled to vote in elections of directors. The Board also approved an increase in its director retirement age to 72, a measure intended to make the Company more competitive in the recruitment of directors.

Corporate Governance Guidelines

The following corporate governance guidelines have been adopted by the Board of Directors as the framework within which directors and management can effectively pursue the Company’s objectives of adding to stockholder value. These guidelines reflect the practices and principles by which the Company operates. The Board periodically reviews and may update these guidelines and other corporate governance matters. As noted previously, one such update was a change in the retirement age for directors (from 70 to 72), which is intended to (a) align the Company with market standards for companies with retirement age policies, (2) make the Company more competitive in the recruitment of directors and (3) permit the Company to maintain directors that prove particularly valuable (particularly in the absence of a strong qualified replacement).

Corporate Governance Guidelines

The Board

1.	The business of Quanex Building Products Corporation (the “Company”) shall be managed by a Board of Directors (the “Board”) who shall exercise all the powers of the Company not reserved to the shareholders by statute, the Certificate of Incorporation or the By-Laws of the Company.

2.	The Chief Executive Officer shall be a member of the Board.

3.	The size of the Board, the classification of directors, the term of office, and the process for filling vacancies shall be in accordance with the Company’s Certificate of Incorporation and By-Laws.

4.	In its discretion from time to time and as vacancies may occur, the Board may choose to employ a leadership structure consisting of either (a) a joint Chairman of the Board and Chief Executive Officer with an independent Lead Director, or (b) a non-executive Chairman of the Board, who shall serve in the role of Lead Director, with a separate Chief Executive Officer.

Board Committees

5.	The Board shall at all times maintain an Audit Committee, a Nominating & Corporate Governance Committee, an Executive Committee, and a Compensation & Management Development Committee, which shall operate in accordance with applicable laws, their respective Charters as adopted and amended from time to time by the Board, and the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.

6.	The membership of the Audit Committee, the Compensation & Management Development Committee, and the Nominating & Corporate Governance Committee shall meet the independence requirements of applicable laws, the New York Stock Exchange, and if deemed appropriate from time to time, meet the definition of “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, and “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986.

7.	The Board may establish such other committees as it deems appropriate and delegate to such committees such authority permitted by applicable law and the Company’s By-Laws as the Board sees fit.

Board Procedure

8.	At each regular meeting of the Board, the Board shall meet in executive session, where non-management directors meet without management participation.

9.	The Board, in executive session, shall conduct an annual review of the performance of the Chief Executive Officer, taking into account the views and recommendations of the Chairman of the Compensation & Management Development Committee as set forth in the Committee’s Charter.

10.	The Board shall review policies and procedures developed by the Company and reviewed and approved by the Compensation & Management Development Committee, regarding succession to the position of Chief Executive Officer and positions of other corporate officers and key executives in the event of emergency or retirement.

11.	The Board shall conduct an annual Self-Assessment to determine whether it and its committees are functioning effectively. The full Board shall discuss the evaluation to determine what, if any, action could improve Board and Board committee performance.

Board Resources

12.	The Board shall establish methods by which interested parties may communicate directly with the Chairpersons of each Committee or with non-employee directors of the Board as a group and cause such methods to be published.

13.	The Company shall provide each director with complete access to the management of the Company, subject to reasonable notice to the Company and reasonable efforts to avoid disruption to the Company’s management, business and operations.

14.	The Board and Board committees, to the extent set forth in the applicable committee Charter, have the right to consult and retain independent legal and other advisors at the expense of the Company.

15.	The Board or the Company shall establish, or identify and provide access to, appropriate orientation programs, sessions or materials for newly-appointed directors of the Company for their benefit either prior to or within a reasonable period of time after their nomination or election as a director.

16.	The Board or the Company shall encourage directors to periodically pursue or obtain appropriate programs, sessions or materials as to the responsibilities of directors of publicly-traded companies.

Director Qualifications

17.	A majority of the members of the Board must qualify as independent directors in accordance with the applicable rules of the New York Stock Exchange.

18.	No person shall be nominated by the Board to serve as a director after he or she has passed his or her 72nd birthday, unless the Nominating and Governance Committee has voted, on an annual basis, to waive the mandatory retirement age for such director.

19.	Directors shall promptly report changes in their business or professional affiliations or responsibilities, including retirement, to the Chairman of the Board and the Chairman of the Nominating & Corporate Governance Committee.

20.	A director shall offer to resign from the Board if the Nominating & Corporate Governance Committee concludes that the director (a) no longer meets the Company’s requirements for service on the Board, or (b) has experienced a substantial reduction in responsibilities in full time employment. A director shall also offer to resign from the Board if the director has retired, been terminated, or has otherwise separated from an employer. In an uncontested election, any director who receives a greater number of withheld votes than votes for election must tender his or her resignation to the Board promptly following certification of the shareholder vote. Upon such tendered resignation, the Nominating & Corporate Governance Committee will have forty-five (45) days following certification of the shareholder vote to consider the resignation and recommend to the Board whether or not to accept such resignation. Following the recommendation of the Nominating & Corporate Governance Committee, the Board must decide within ninety (90) days of certification of the shareholder vote whether or not to accept the tendered resignation.

21.	No director shall serve as a director, officer or employee of a competitor of the Company.

22.	Non-employee directors shall not serve in a paid consulting role for the Company.

23.	Directors shall advise the Chairman of the Board and the Chairman of the Nominating & Corporate Governance Committee promptly upon accepting any other public company directorship or any assignment to the audit committee or compensation committee of the board of directors of any public company of which such director is a member.

24.	Non-employee directors shall serve on the board of no more than three other public companies.

25.	A director who is also an officer of the Company shall not continue serving on the Board upon separation of employment with the Company, except in special instances to facilitate a transition of management.

26.	The Nominating & Corporate Governance Committee shall be responsible for establishing additional qualifications for directors and shall evaluate prospective nominees against the following standards and qualifications, and any additional qualifications it deems appropriate:

a.	The ability of the prospective nominee to represent the interests of the shareholders of the Company;

b.	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

c.	Whether the prospective nominee would meet the Company’s criteria for independence as required by the New York Stock Exchange;

d.	The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Company’s Corporate Governance Guidelines; and

e.	The extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board and such other relevant factors as it deems appropriate, including the current composition of the Board, the need for Audit Committee expertise, and the evaluations of other prospective nominees.

Director Responsibilities

27.	Directors should exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company in a manner consistent with their fiduciary duties.

28.	Directors are expected to attend all Board meetings and meetings of committees to which they are assigned, and at a minimum, 75 percent of such meetings each year.

29.	Directors are expected to prepare for all meetings of the Board or committees to which they are assigned by reviewing the materials that are sent to all directors in advance of meetings.

30.	Non-employee directors are expected to own, beneficially or otherwise, common shares or common share equivalents of the Company’s Common Stock valued at no less than $220,000, which shares or share equivalents may be accumulated over the first five years of service.

Director Compensation

31.	The Nominating & Corporate Governance Committee shall review and recommend for Board approval the form and amount of non-employee director compensation, including cash, equity-based awards and other director compensation.

32.	In determining non-employee director compensation, the Nominating & Corporate Governance Committee, may consult with appropriate advisers to determine levels of director compensation similar to the compensation of directors of similar companies.

33.	Non-employee directors shall be paid in equity, equity equivalents and/or cash for their services, with a deferral option.

34.	Unless and until a recommendation is made by the Nominating & Corporate Governance Committee and approval of the Board, the amount of cash compensation for non-employee directors is as follows: Retainer – $55,000/year paid quarterly; Committee Member Retainer Fees – $7,500/year paid quarterly for membership on the Audit Committee and $5,000/year paid quarterly for membership on the Compensation or Governance Committees; Committee chair fees – $15,000/year paid quarterly for Audit Committee and $10,000/year paid quarterly for Compensation and Governance Committees; Lead Director fee of $20,000/year paid quarterly; and reimbursement for all travel and living expenses associated with meeting attendance.

35.	Unless and until a recommendation is made by the Nominating & Corporate Governance Committee and approval of the Board, on the date on which a non-employee director is first elected or appointed as a director, such director will be granted an annual restricted stock unit award that is pro-rated for the time to be served during the current fiscal year from the director’s date of election or appointment. These grants will immediately vest, and will be settled and paid upon the earlier of the director’s separation from service or a change in control of the Company. This pro-rated restricted stock unit award, as well as the first restricted stock unit award granted to such newly appointed or elected director as set forth in paragraph 36 of these Guidelines, will not be eligible for any form of deferral or other payment timing election.

36.	Unless and until a recommendation is made by the Nominating & Corporate Governance Committee and approval of the Board, on the first business day of each fiscal year, non-employee directors shall receive an annual restricted stock unit award of $80,000 in equivalent value. The restricted stock unit award vests immediately upon issuance. If the non-employee director meets the director stock ownership guidelines (in shares and share equivalents), payment of the award will be deferred automatically to the director’s separation from service (or, if earlier, a change in control of the company), unless an election is made by the director to settle and pay the award on an earlier permitted specified date, and such election is made prior to the last day of the deferral election period applicable to the award under Section 409A of the Internal Revenue Code. If the non-employee director has not met the applicable stock ownership guidelines, then payment of the award will automatically be deferred until the director’s separation from service, and no election for an earlier payment date will be allowed. For purposes of this paragraph, the determination of whether a director meets the stock ownership guidelines will be made as of December 31st of the calendar year immediately preceding the calendar year in which the applicable restricted stock unit award is granted. The restricted stock unit awards to be granted on November 1, 2015, will immediately vest, and will be paid upon the earlier of the director’s separation from service or a change in control of the Company, and no election for an earlier payment date will be allowed for any director, regardless of stock ownership. For restricted stock units awarded in calendar 2016 and thereafter, the director will have an election for a deferred compensation arrangement under which directors may elect the timing of the payment in compliance with applicable regulations.

37.	Unless and until a recommendation is made by the Nominating & Corporate Governance Committee and approval of the Board, non-employee directors shall not receive any remuneration from the Company other than as set forth in this Director Compensation section of the Corporate Governance Guidelines.

Role of Lead Director

38.	The Lead Director shall preside at each executive session.

39.	The Lead Director shall be a member of the Executive Committee and shall have the following responsibilities:

a.	Chairing the Board in the absence of the Chairman;

b.	Acting as liaison between the Board and the Chairman, as requested by the Board;

c.	In concert with the Chairman, setting the agenda for board meetings, based on input from directors and the annual meeting plans;

d.	Ensuring that independent directors have adequate opportunity to meet in executive session without management present, and setting the agenda for, and moderating, all such sessions;

e.	Communicating to the Chief Executive Officer, as appropriate, the results of executive sessions among independent directors;

f.	Ensuring that the Board has adequate resources, including full, timely and relevant information, to support its decision making requirements;

g.	Organizing the Board’s evaluation of the Chairman and providing the Chairman with feedback related thereto;

h.	Working with the Chairman to ensure proper Committee structure and membership, including the assignment of members and Committee chairs, and appropriate succession planning related to members and Committee chairs;

i.	Notifying the Chairman of the retention of outside advisors and consultants who report directly to the Board;

j.	Participating in one-on-one discussions with individual directors, as requested by the Nominating & Corporate Governance Committee;

k.	Leading the Board self-assessment process, in conjunction with the Nominating & Corporate Governance Committee;

l.	Working with the Chairman to form Special Committees of the Board, as necessary;

m.	Carrying out other duties as requested by the Board or the Nominating & Corporate Governance Committee.

Officer Responsibilities

40.	The Chief Executive Officer shall serve on the board of no more than one other public company.

41.	Other executive officers shall serve on the board of no more than one other public company.

42.	The Chief Executive Officer is expected to own, beneficially or otherwise, common shares or common share equivalents of the Company’s Common Stock of at least 400% of the value of his/her base salary within three years of serving in said role. Senior officers are expected to own, beneficially or otherwise, common shares or common share equivalents of the Company’s Common Stock of at least 200% of their base salary and officers 100% of their base salary under the same terms.

Incentive Recoupment

43.	To the extent permitted by law, and as determined by the Board in its judgment, the Company may require reimbursement of a portion of any performance-based bonus, whether settled in cash or stock, granted to any executive where (a) the performance bonus payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement; and (b) a lower payment would have been made to the executive(s) based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual performance bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results. In addition, following any accounting restatement that the Company is required to prepare due to its material noncompliance, as a result of misconduct, with any financial reporting requirement under applicable securities laws, the Company will seek to recover any compensation received by the Chief Executive Officer and Chief Financial Officer to the extent such reimbursement is required under Section 304 of the Sarbanes-Oxley Act of 2002. No reimbursement shall be required if a material restatement was caused by or resulted from any change in accounting policy or rules.

Hedging Prohibition

44.	Because the Company believes it is improper and inappropriate for Company employees and directors to engage in short-term or speculative transactions involving Company securities, and in order to ensure that all associates bear the full risks of ownership of Company securities, all associates are prohibited from engaging in any of the following activities with respect to Company securities:

a.	Buying or Selling Puts, Calls, or Derivatives. Short sales and the purchase or sale of options of any kind, whether puts, calls or other derivative securities, related to Company securities.

b.	Margin Accounts. Company associates may not hold Company securities in margin accounts or otherwise pledge Company securities as collateral.

c.	Hedging and Pledging Company Securities. Company associates are not allowed to engage in hedging transactions related to any Company security they hold, and are not allowed to pledge or create any security interest in any Company security they hold.

Amendment and Waiver

45.	The Quanex Corporate Governance Guidelines may be amended, modified, or waived by the Board and waivers of these Guidelines may also be granted by the Nominating & Corporate Governance Committee, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, the rules promulgated thereunder and the applicable rules of the New York Stock Exchange.

46.	The Board shall perform any other activities required by applicable law, rules or regulations, including the rules of the Securities and Exchange Commission and any exchange or market on which the Company’s capital stock is traded, and perform other activities that are consistent with these Guidelines, the Company’s certificate of incorporation and bylaws, and governing laws, as the Board deems necessary or appropriate.

47.	Nothing contained in these Guidelines is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors or executive officers of the Company. The purposes and responsibilities outlined in these Guidelines are meant to serve as guidelines rather than as inflexible rules and the Board may adopt such additional procedures and standards as it deems necessary or advisable from time to time to fulfill its responsibilities or comply with applicable laws, rules or regulations. In addition, the Board may amend any procedures or standards set forth in these Guidelines as it deems necessary from time to time to comply with applicable laws, rules or regulations. These Guidelines, and any amendments thereto, shall be displayed on the Company’s web site and a printed copy of such shall be made available to any shareholder of the Company who requests it.

Communications with the Company

Quanex invites inquiries to the Company and its Board of Directors. Interested persons may contact the appropriate individual or department by choosing one of the options below.

General

Investor Information:

For Investor Relations matters or to obtain a printed copy of the Company Code of Ethics, Corporate Governance Guidelines or charters for the Audit, Compensation & Management Development, and Nominating & Corporate Governance Committees of the Board of Directors, send a request to the Company’s principal address below or by email to inquiry@quanex.com. This material may also be obtained from the Company website at www.quanex.com in the “Investor Relations” section. The Company has also adopted a Code of Business Conduct & Ethics for Senior Financial Executives that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. This Code can be obtained without charge in the same manner as the other material described in this paragraph.

The Company’s required Securities Exchange Act filings such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports are available free of charge through the Company’s website, as soon as reasonably practicable after they have been filed with or furnished to the Securities and Exchange Commission (“SEC”) pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act” or the “Exchange Act”). Forms 3, 4 and 5 filed with respect to equity securities under Section 16(a) of the 1934 Act are also available on the Company’s website. All of these materials are located in the “Investor Relations” section of the Company’s website at www.quanex.com. They can also be obtained free of charge upon request to the Company’s principal address below or by email to inquiry@quanex.com.

Communications with the Company’s Board of Directors:

Persons wishing to communicate to the Company’s Board of Directors or a specified individual director may do so by sending communications in care of the Chairman of the Board of Directors at the Company’s principal address below, or by sending an email to chairman@quanex.com. The Chairman reviews all such messages received. If the communication is from a stockholder about a matter of stockholder interest and is addressed to a specified individual director(s), the Chairman will forward the communication as soon as practicable to such specified director(s). However, because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest may not be forwarded to specified Board members or the Board as whole. The Chairman or his delegate has the right, but not the obligation, to forward such other communications to appropriate channels within the Company.

As noted in the Corporate Governance Guidelines, the Lead Director shall preside at each executive session of non-management directors. Any stockholder wishing to send communications to such presiding director, or non-management directors as a group, may do so by sending them in the care of Lead Director, Quanex Building Products Corporation Board of Directors, at the Company’s principal executive offices.

Alert Line

Accounting Issues:

Persons who have concerns or complaints regarding questionable accounting, internal accounting controls or auditing matters may submit them to the Senior Vice President – Finance and Chief Financial Officer at the Company’s principal address or by visiting the Company’s web-based Alert Line at quanex.alertline.com.

Such communications will be kept confidential to the fullest extent possible. If the individual is not satisfied with the response, he or she may contact the Audit Committee of the Board of Directors of the Company by sending a communication in care of the Audit Committee Chairman at the Company’s principal address below. If concerns or complaints require confidentiality, then this confidentiality will be protected, subject to applicable laws.

Reporting Illegal or Unethical Behavior:

Employees, officers and directors who suspect or know of violations of the Company Code of Business Conduct and Ethics, or illegal or unethical business or workplace conduct by employees, officers or directors have an obligation to report it. If the individuals to whom such information is conveyed are not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in particular cases, then the employee, officer or director may contact the Chief Compliance Officer, Chief Financial Officer, Director of Internal Audit, or any corporate officer in person, by telephone, by letter to the Company’s principal address, or online as set forth below. Quanex also encourages persons who are not affiliated with the Company to report any suspected illegal or unethical behavior.

1)	By Letter

Quanex Building Products Corporation

1800 West Loop South, Suite 1500

Houston, Texas 77027

2)	By Telephone

Toll Free ALERT LINE(888) 475-0633

3)	Via Internet

https://quanex.alertline.com

Such communications will be kept confidential to the fullest extent possible. If the individual is not satisfied with the response, he or she may contact the Nominating & Corporate Governance Committee of the Board of Directors of the Company. If concerns or complaints require confidentiality, then this confidentiality will be protected, subject to applicable laws.

STRUCTURE AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board consists of six directors. The Company’s independent directors sit on all of the three primary committees. Therefore the Audit, Compensation & Management Development, and Nominating & Corporate Governance Committees are all comprised solely of independent directors. In addition, the Board selects a separate independent Lead Director. Currently, Mr. Rupp serves as the independent Lead Director.

The Board believes that its leadership structure is best for the Company at the current time. The Board believes that a number of advantages are gained by combining the positions of Chairman and Chief Executive Officer along with an appropriately empowered Lead Director. By vesting chairmanship duties in the Chief Executive Officer, the Board is effectively providing a leadership role to the director who is most familiar with the Company’s business and industry, most capable of effectively identifying strategic priorities, and most effective at leading the strategic discussions that will drive the Company’s future. By allowing the Chief Executive Officer to lead meetings and discussions, the Board ensures that its focus remains on those items that are most important to the business and its strategic direction, while allowing independent directors to provide advice and oversight based on their own valuable experience and expertise. It also allows for a more effective flow of information between the Board and management, improving efficiency and reducing confusion about the Company’s strategic and operational directions. Further, combining the roles provides for strong and stable leadership vested in a single person, thereby avoiding confusion and providing appropriate accountability for the Company’s leader. The Board and the Lead Director ensure this accountability by providing oversight of the Chairman and CEO, both directly by the Lead Director through personal conversations with the Chairman and CEO, and also by the Board through its annual CEO performance reviews and periodic director performance reviews.

The Company’s independent directors meet in regularly scheduled executive sessions at each of the Company’s regular Board meetings, without management present and with the Lead Director presiding. The Lead Director is actively engaged in facilitating communication with the individual directors and the CEO, and provides guidance and counsel to the CEO on behalf of the independent directors.

In addition, the Lead Director is responsible for chairing the Board in the absence of the Chairman; acting as liaison between the Board and the Chairman; assisting the Chairman in setting the agenda for Board meetings; ensuring that there are adequate opportunities for executive sessions of the directors and communicating the results of all such sessions; participating in one-on-one discussions with individual directors as requested by the Governance Committee; and working with the Chairman to form Special Committees of the Board, if necessary.

During fiscal 2015, the Board of Directors met six times, and the independent directors met five times in executive session with the Lead Director presiding. In addition, the Audit Committee met six times, the Compensation & Management Development Committee met three times, and the Nominating & Corporate Governance Committee met twice. The Executive Committee did not meet. All directors attended more than 75% of the combined number of Board meetings and meetings of committees of which they are members. The Company’s Board of Directors holds a meeting immediately following each year’s annual meeting of stockholders. Therefore, members of the Company’s Board of Directors generally attend the Company’s annual meetings of stockholders. All Board members attended the 2015 stockholders’ meeting.

Audit Committee

The members of the Audit Committee are Messrs. Buck, Nosbaum, and Stevens (Chairman), each of whom satisfies the independence requirements of the New York Stock Exchange and the 1934 Act and meets the definitions of “non-employee director” under Rule 16b-3 of the 1934 Act and “outside director” under Section 162(m) of the Internal Revenue Code of 1986. In addition, all members of the Audit Committee have been designated “audit committee financial experts” within the meaning of Item 407(d)(5) of Regulation S-K.

The Audit Committee’s responsibilities to the Board are detailed in the written Audit Committee Charter adopted by the Company’s Board of Directors, which is posted on the Company’s website at www.quanex.com and incorporated in this Proxy Statement by reference. The Audit Committee’s primary functions include monitoring the integrity of the Company’s financial reporting process, reviewing the Company’s system of internal financial and disclosure controls and the performance of the Company’s internal audit function, oversight of the Company’s annual independent audit and its public accountant’s qualifications and independence, and reviewing compliance with applicable laws and regulations which may represent material financial exposure to the Company. Interested Stockholders may also obtain a copy of the Audit Committee Charter, free of charge, by contacting the Company at the address or phone number listed in the section entitled “Communications with the Company”.

Audit Committee Report to Stockholders

We have reviewed and discussed the Company’s audited financial statements for the year ended October 31, 2015, with senior management and with Grant Thornton LLP, certified public accountants and the Company’s independent registered public accounting firm. In addition, we have reviewed and discussed with senior management the design and effectiveness of the Company’s internal controls over financial reporting and have further reviewed and discussed the opinion and audit of Grant Thornton LLP regarding those controls. We have also discussed various other matters with Grant Thornton LLP related to the Company’s consolidated financial statements, including critical accounting policies and practices used, potential alternative treatments for material items that have been discussed with the Company, and all other material written communications between the independent registered public accounting firm and the Company.

We have reviewed and discussed with Grant Thornton LLP all communications required by auditing standards of the Public Company Accounting Oversight Board (“PCAOB”), including those described in PCAOB Auditing Standard No. 16, “Communications with Audit Committees”, and the SEC’s Rule 2-07, “Communication with Audit Committees” of Regulation S-X. In addition, we have received and reviewed the written disclosures and the written letter from Grant Thornton LLP regarding its independence, as required by applicable standards of the PCAOB and the New York Stock Exchange listing standards. We have also discussed with Grant Thornton LLP its independence in connection with its audit of the Company’s most recent financial statements, and we have reviewed and approved the non-audit services rendered by Grant Thornton LLP and approved all fees paid for audit and non-audit services. Following this review, we are satisfied with Grant Thornton LLP’s independence from the Company.

Based on the various reviews and discussions mentioned above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015, for filing with the Securities and Exchange Commission.

The information in the foregoing three paragraphs shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act, nor shall they be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate these paragraphs by reference.

Dated January [●], 2016

Audit Committee

Curtis M. Stevens, Chairman

Robert R. Buck

LeRoy D. Nosbaum

Audit and Related Fees

The following table reflects fees for professional audit services rendered by Grant Thornton LLP and Deloitte & Touche LLP, respectively, for (i) the audit of the Company’s financial statements for the fiscal years ended October 31, 2015 and 2014; and (ii) fees billed for other services rendered by Grant Thornton LLP and Deloitte & Touche LLP during these periods. Deloitte & Touche LLP was the auditor of record through April 10, 2014. Effective April 10, 2014, the auditor of record was Grant Thornton LLP.

	FY 2015	FY 2014
Audit Fees(1)	$1,452,358	$1,246,306
Audit Related Fees(2)	—	—
Tax Fees(3)	143,991	40,780
All Other Fees(4)	88,448	428,518

Total	$1,684,797	$1,715,604

(1)	Audit Fees consist of professional services and related expenses rendered by Grant Thornton LLP for the audits of the Company’s annual financial statements, audits of internal controls and review of financial statements included in Forms 10-Q and Form 10-K and other statutory or regulatory filings. In addition, the fiscal 2015 audit fees includes $125,000 associated with statutory audits of two affiliates of the Company in the United Kingdom and a German affiliate, each performed by Grant Thornton LLP.
(2)	Audit Related Fees include assurance and related services by Grant Thornton LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not included in Audit Fees.
(3)	Tax Fees include professional services rendered by Grant Thornton LLP for tax return reviews and miscellaneous consulting.
(4)	All Other Fees for fiscal 2015 represents services provided by Deloitte & Touche LLP with regard to the consent issued with regard to the Form 10-K for the fiscal year ended October 31, 2015 and costs incurred in conjunction with non-attest services. Effective April 10, 2014, Grant Thornton LLP became the auditor of record for the Company and performed the audit of the annual financial statements and the audit of internal controls included in the Form 10-K for the year ended October 31, 2014, and the review of Forms 10-Q during the year.

Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Pursuant to its charter, the Audit Committee of our Board of Directors is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement between the Company and its independent auditors. Grant Thornton LLP’s engagement to conduct the audit of Quanex Building Products Corporation for fiscal 2015 was approved by the Audit Committee on January 14, 2015. Additionally, each permissible audit and non-audit engagement or relationship between the Company and Grant Thornton LLP entered into during fiscal 2014 and fiscal 2015 was reviewed and approved by the Audit Committee, as provided in its charter.

We have been advised by Grant Thornton LLP that substantially all of the work done in conjunction with its audit of the Company’s financial statements for the most recently completed fiscal year was performed by full-time employees and partners of Grant Thornton LLP. The Audit Committee has determined that the provision of services rendered for all other fees, as described above, is compatible with maintaining independence of Grant Thornton LLP.

Compensation & Management Development Committee

The current members of the Compensation & Management Development Committee are Messrs. Rupp and Nosbaum and Ms. Davis (Chairwoman). The Compensation & Management Development Committee’s responsibilities to the Board are detailed in the Compensation & Management Development Committee Charter, which is available on the Company’s website at www.quanex.com and incorporated in this Proxy Statement by reference. In addition to oversight of compensation related matters, the committee oversees performance, development and succession planning with respect to officers and key executives. Interested Stockholders may also obtain a copy of the Compensation & Management Development Committee Charter, free of charge, by contacting the Company at the address and phone number listed in the section entitled “Communications with the Company”.

During the fiscal year ended October 31, 2015, each of Ms. Davis and Messrs. Rupp and Nosbaum satisfied the independence requirements of the New York Stock Exchange and met the definitions of “non-employee director” under Rule 16b-3 under the 1934 Act and “outside director” under Section 162(m) of the Internal Revenue Code of 1986.

Compensation Committee Interlocks and Insider Participation

None of our employees, officers or former officers serve (or served during the last fiscal year) as a member of our compensation committee. None of our executive officers serve (or served during the last fiscal year) as a member of the board of directors of any other company of which any member of our compensation committee or Board of Directors is an executive officer.

Compensation Committee Report

The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained elsewhere in this Proxy Statement. Based on this review and discussion, the Compensation and Management Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included herein and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended October 31, 2015.

The information in the foregoing paragraph shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this paragraph by reference.

Dated December 2, 2015

Compensation and Management Development Committee

Susan F. Davis, Chairwoman

LeRoy D. Nosbaum

Joseph D. Rupp

Nominating & Corporate Governance Committee

All independent directors of the Company serve as members of the Nominating & Corporate Governance Committee, with Mr. Rupp acting as Chairman. Each member of the Nominating & Corporate Governance Committee satisfies the independence requirements of the New York Stock Exchange and the SEC.

The Nominating & Corporate Governance Committee’s responsibilities to the Board are detailed in the Nominating & Corporate Governance Committee Charter available on the Company’s website at www.quanex.com and incorporated herein by reference. Interested Stockholders may also obtain a copy of the Nominating & Corporate Governance Committee Charter, free of charge, by contacting the Company at the address or phone number listed in the section entitled “Communications with the Company”.

The Nominating & Corporate Governance Committee develops and maintains qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of the Company. The Nominating & Corporate Governance Committee relies on the knowledge and relationships of the Company and its officers and directors, as well as third parties when it deems necessary, to identify and evaluate nominees for director, including nominees recommended by stockholders. Although the Company has no formal policy on diversity for board members, the board considers diversity of experience and background in an effort to ensure that the composition of our directors creates a strong and effective board.

The Company’s Corporate Governance Guidelines set forth age limitations for directors and require that a majority of our directors be independent in accordance with the requirements of the New York Stock Exchange and SEC. In 2015, the Board also approved an increase in its director retirement age to 72, a measure intended to make the Company more competitive in the recruitment of directors. In addition, the Corporate Governance Guidelines set forth the minimum qualifications for a director and provide that the Nominating & Corporate Governance Committee will be responsible for establishing additional qualifications for directors, taking into account the composition and skills of the entire Board. In general, persons considered for Board positions must have demonstrated leadership capabilities, be of sound mind and high moral character, have no personal or financial interest that would conflict with the interests of the Company, possess certain key attributes that benefit the Company, and be willing and able to commit the necessary time for Board and committee service.

Subject to certain exceptions as set out in its charter, the Nominating & Corporate Governance Committee is responsible for reviewing and pre-approving any financial arrangement, transaction or relationship (including indebtedness or guarantees of indebtedness), or series of similar transactions within a fiscal year, in which the Company is a participant, any related party has a direct or indirect material interest, and the amount involved is $100,000 or more. The Nominating & Corporate Governance Committee is further responsible for providing advance approval of any charitable contribution made on behalf of a related party or to an organization where a related party is an officer or director, if the amount involved is $10,000 or more within a fiscal year, and the Company is a direct or indirect participant.

Nomination of Directors

The Nominating & Corporate Governance Committee will consider director nominees recommended by stockholders of the Company in accordance with the rules and procedures set forth in the Nominating & Corporate Governance Committee’s charter and the Company’s Amended and Restated Bylaws. Under its charter, the Nominating & Corporate Governance Committee will consider nominees for director recommended by stockholders of the Company, provided such recommendations are addressed to the chairman of the Nominating & Corporate Governance Committee at the Company’s principal executive office and received by the Chairman of the Nominating & Corporate Governance Committee in accordance with the time limits set forth in the Company’s Bylaws. The Company’s Amended and Restated Bylaws in turn provide that, subject to certain limitations discussed below, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as director at the meeting. The Company’s Bylaws also provide that, in respect of Annual Meetings commencing in 2017, a stockholder must give written notice of such stockholder’s intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, which must be delivered to or mailed and received at the Company’s principal executive offices not later than the close of business on the 90th day nor earlier than 120 days prior to the first anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 60 days later than the anniversary date of the immediately preceding Annual Meeting, the notice must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the Annual Meeting was mailed to stockholders or the date on which it is first disclosed to the public. Notwithstanding the foregoing, if the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company. From time to time, the Company may engage outside director search firms to assist in identifying and recruiting appropriate director nominees.

There are no differences in the manner in which the Nominating & Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by the Nominating & Corporate Governance Committee or by a stockholder.

Executive Committee

The current members of the Executive Committee are Messrs. Rupp, Stevens and Griffiths, who is Chairman. When necessary, the Executive Committee acts on behalf of the Board between regularly scheduled meetings of the Board of Directors. Mr. Rupp currently serves as the Board’s Lead Director.

Risk Oversight

Our Board is responsible for oversight of the Company’s risk assessment and management process. The Board delegated to the Compensation & Management Development Committee basic responsibility for oversight of management’s compensation risk assessment, and the Committee reports to the Board on its review. The Board also delegated tasks related to risk process oversight to the Audit Committee, which reports the results of its review to the Board. In addition to the reports from the Audit and Compensation & Management Development Committees, our Board periodically discusses risk oversight. The Company’s Director of Internal Audit reports directly to the Audit Committee and has direct and unrestricted access to the Committee. In addition, the Audit Committee meets in executive session at each of its meetings with the Director of Internal Audit, the Company’s Chief Financial Officer, and a representative of the Company’s outside auditor. The Company’s General Counsel also updates the Board at each of its meetings.

FURTHER INFORMATION

Principal Stockholders

The following table contains information regarding the beneficial ownership of each person or entity that is known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock. Such information is based solely upon information provided to the Company by such owners’ required SEC filings, including Schedules 13F and 13D. Beneficial ownership is measured against the Company’s total shares outstanding reported as of December 11, 2015 (33,971,483 shares of Common Stock).

Name and Address	Amount and Nature of Beneficial Ownership	Percent (%)

BlackRock Fund Advisors 400 Howard Street, San Francisco, CA 94105-2618	3,735,648	11.00	(1)

Praesidium Investment Management Co. LLC 747 Third Ave., 35th floor, New York, NY 10017-2803	3,270,221	9.62	(2)

The Vanguard Group, Inc. 100 Vanguard Boulevard V 26, Malvern, PA 19355-2331	2,812,076	8.28	(3)

Heartland Advisors, Inc. 789 North Water Street, Suite 500, Milwaukee, WI 53202-3531	2,687,030	7.91	(4)

Odey Asset Management LLP 12 Upper Grosvenor Street, London, London & South East W1K 2ND, UK	2,058,431	6.06	(5)

Dimensional Fund Advisors LP 1299 Ocean Avenue, Santa Monica, CA 90401-1038	1,910,998	5.63	(6)

T. Rowe Price Associates, Inc. 100 East Pratt Street, Baltimore, MD 21202-1009	1,868,840	5.50	(7)

Victory Capital Management, Inc. 127 Public Square, Cleveland, OH 44114-1217	1,815,207	5.34	(8)

(1)	Based on its most recent Schedule 13F filed with the SEC, as of September 30, 2015, BlackRock, Inc. or its subsidiaries possess sole voting authority over all shares.
(2)	Based on its most recent Schedule 13D/A filed with the SEC on December 15, 2015, Praesidium Investment Management Co. LLC possesses sole voting authority over 3,098,356 shares and no voting authority over 171,865 shares.
(3)	Based on its most recent Schedule 13F filed with the SEC, as of September 30, 2015, The Vanguard Group, Inc. possesses sole voting authority over 48,666 shares, shared voting authority over 5,200 shares, and no voting authority over 2,758,210 shares.
(4)	Based on its most recent Schedule 13F filed with the SEC, as of September 30, 2015, Heartland Advisors, Inc. possesses sole voting authority over all shares.
(5)	Based on its most recent Schedule 13F filed with the SEC, as of September 30, 2015, Odey Asset Management LLP possesses sole voting authority over all shares.
(6)	Based on its most recent Schedule 13F filed with the SEC, as of September 30, 2015, Dimensional Fund Advisors LP possesses sole voting authority over 1,797,970 shares and no voting authority over 113,028 shares.
(7)	Based on its most recent Schedule 13F filed with the SEC, as of September 30, 2015, T. Rowe Price Associates, Inc. possesses sole voting authority over 270,200 shares and no voting authority over 1,598,640 shares.
(8)	Based on its most recent Schedule 13F filed with the SEC, as of September 30, 2015, Victory Capital Management, Inc. possesses sole voting authority over 1,734,520 shares and no voting authority over 80,687 shares.

Other Matters and Stockholder Proposals

At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the meeting other than those described above. However, if any other matters should come before the meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their judgment on such matters.

Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act (“Rule 14a-8”) to be considered for inclusion in our proxy statement and form of proxy relating to our next Annual Meeting of Stockholders must be received at 1800 West Loop South, Suite 1500, Houston, Texas 77027, Attn: Corporate Secretary, no later than September 24, 2016. We have not yet determined when we will hold our next Annual Meeting of Stockholders. If we determine to hold such meeting more than 30 days from the first anniversary of the date of the Annual Meeting, we will publicly announce such date to stockholders as soon as reasonably practicable.

The Company’s Amended and Restated Bylaws provide that, for business to be properly brought before an Annual Meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 90 days (which for the 2017 meeting would be November 27, 2016) nor more than 120 days (which for the 2017 meeting would be October 28, 2016) prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 60 days (which for the 2017 meeting would be April 26, 2017) later than the anniversary date of the immediately preceding Annual Meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the Annual Meeting was mailed to stockholders or the date on which it is first disclosed to the public.

To be in proper form, a stockholder’s notice must set forth the following items:

(i) If the stockholder proposes to nominate a person for election as a director, the notice must set forth (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (or any subsequent provisions replacing such Act, rules or regulations), (B) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (C) a completed and signed questionnaire, representation and agreement as required by the Company’s Amended and Restated Bylaws.

(ii) If the stockholder proposes to bring any other matter before the Annual Meeting, the notice must set forth (A) a brief description of the business desired to be brought before the Annual Meeting, (B) the reasons for conducting such business at the Annual Meeting, (C) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Company, the language of the proposed amendment), (D) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (E) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder.

(iii) In either case, the notice must also set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, (A) the name and address, as they appear on the Company’s books, of such stockholder proposing such proposal, and of such beneficial owner, if any; (B)(1) the class and number of shares of the Company which are directly or indirectly owned beneficially or of record by such stockholder and by such beneficial owner, (2) the existence and material terms of any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner, if any, has a right to vote any shares of any security of the Company (including, if applicable, any contract, arrangement, understanding or relationship pursuant to which any economic interest in the capital stock to be voted is beneficially owned by a person or persons other than the stockholder of record as of the record date), (3) any short interest in any security of the Company (as such term is defined in Section 3.4 of the Company’s Amended and Restated Bylaws), in each case with respect to the information required to be included in the notice pursuant to (1) through (3) above, as of the date of such notice and including, without limitation, any such interests held by members of such stockholder’s or such beneficial owner’s immediate family sharing the same household; (C) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations); (D) a representation that the person is a holder of record or otherwise has the right to vote shares of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; (E) if the person does not own any stock of record, a representation as to who owns the shares of stock the person intends to vote of record and the basis upon which the person has the right to vote the shares of stock; and (F) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominees or (2) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015 (including the financial statements, the financial statement schedules, and any exhibits), as filed with the Securities and Exchange Commission, are available at no charge to stockholders of record upon written request to the address set forth above in the section entitled “Communications with the Company”.

Houston, Texas

January [●], 2016

ANNEX A

PROPOSED AMENDMENT TO OUR CERTIFICATE OF

INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS

In the event that Proposal No. 3 is approved by the Company’s stockholders, Article Twelfth of the Company’s Certificate of Incorporation will be modified as set forth below. Additions are indicated by underlining and deletions are indicated by strike-outs.

Twelfth: The Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible, with the term of office of one class expiring each year. Notwithstanding the foregoing, effective as of the annual meeting of the Corporation’s stockholders to be held in 2017 and at each annual meeting of the Corporation’s stockholders thereafter, except as otherwise provided by law, each director to be elected at any such annual meeting shall be elected to serve until the next annual meetingof the Corporation’s stockholders and until his or her successor is duly elected and qualified; provided, however, that any director who prior to the annual meeting of the Corporation’s stockholders in 2017 was elected to a three year term that continues beyond the date of the annual meeting of the Corporation’s stockholders in 2017, shall continue to serve as a director for the remainder of his or her elected three year term or until his or her earlier resignation, removal, death, or other incapacity. As a result, effective as of the annual meeting of the Corporation’s stockholders in 2019, the Board of Directors will no longer be classified under Section 141(d) of the Delaware General Corporation Law and directors shall no longer be divided into classes. During the intervals between annual meetings of stockholders, any vacancy occurring in the Board of Directors caused by resignation, removal, death, or other incapacity and any newly created directorships resulting from an increase in the number of directors shall be filled only by a majority vote of the directors then in office, whether or not a quorum. Each director chosen to fill a vacancy shall hold office for the unexpired term in respect of which such vacancy occurred. Each director chosen to fill any newly created directorship following the annual meeting of the Corporation’s stockholders in 2016 shall hold office for a term expiring at the next annual meeting of Corporation’s stockholders. No decrease in the number of directorships shall shorten the term of any incumbent director as provided in this Article Twelfth.

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ANNEX B

PROPOSED AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO SET

SUPERMAJORITY VOTING PROVISIONS FOR CERTAIN AMENDMENTS AT 66 2/3rds%

OF OUR SHARES

In the event that Proposal No. 4 is approved by the Company’s stockholders and subject to approval of Proposal No. 3 (on which adoption of Proposal No. 4 is conditioned), Articles Fourteenth, Fifteenth and Sixteenth of the Company’s Certificate of Incorporation will be modified as set forth below. Additions are indicated by underlining and deletions are indicated by strike-outs.

a) Article Fourteenth is to be modified as follows:

Fourteenth: Notwithstanding the provisions of this Certificate of Incorporation and any provisions of the By-laws of the Corporation, no amendment to this Certificate of Incorporation shall amend, modify or repeal any or all of the provisions of Article Twelfth, Article Thirteenth or this Article Fourteenth of this Certificate of Incorporation, unless so adopted by the affirmative vote or consent of the holders of not less than two-thirds (66 2/3rds%) of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, considered for purposes of this Article as a class

b) Article Fifteenth is to be modified as follows:

Fifteenth: (A) Except for (1) any action which may be taken solely upon the vote or consent of holders of Preferred Stock or any series thereof, or, (2) except for any action with respect to which other Articles expressly provide stockholder consent requirements, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting, except that any such action may be taken without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all the stockholders of the Corporation entitled to vote thereon. (B) This Article shall not be amended, modified or repealed except by the affirmative vote of the holders of not less than two thirds (66 2/3rds %) of the voting power of all of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors.

c) Article Sixteenth is to be modified as follows:

Sixteenth: (A) The power to adopt, alter, amend or repeal bylaws shall be vested in the Board of Directors, which may take such action by the vote of a majority of the directors present and voting at a meeting where a quorum is present. In addition, the stockholders, by the affirmative votes of the holders of not less than two thirds (66 2/3rds %) of the voting power of all of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, may adopt new bylaws, or alter, amend or repeal bylaws adopted by either the stockholders or the Board of Directors. (B) This Article shall not be amended, modified or repealed except by the affirmative vote of the holders of not less two thirds (66 2/3rds %) of the voting power of all of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors.

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